ANNUAL INFORMATION FORM FOR THE YEAR ENDED FEBRUARY 28, 2013

TABLE OF CONTENTS

Page

GLOSSARY TERMS

ITEM 1- CORPORATE STRUCTURE

1.1

NAME, ADDRESS AND INCORPORATION

1.2

INTERCORPORATE RELATIONSHIPS

ITEM II – GENERAL DEVELOPMENT OF THE BUSINESS

2.1

THREE-YEAR HISTORY

ITEM III – DESCRIPTION OF THE BUSINESS

3.1

COULON PROPERTY

3.2

ANATACAU-WABAMISK PROPERTY

3.3

LAC PAU PROPERTY

3.4

NICHICUN PROPERTY

3.5

TRIESTE PROPERTY

3.6

ASHUANIPI PROPERTY

3.7

BAIE PAYNE PROPERTY

3.8

LAC GAYOT PROPERTY

ITEM IV – DIVIDENDS AND DISTRIBUTION

ITEM V – DESCRIPTION OF CAPITAL STRUCTURE

ITEM VI – STOCK MARKET FOR THE TRADING OF SHARES

ITEM VII – ESCROWED SHARES

ITEM VIII – RISK FACTORS

8.1

INDUSTRY CONDITIONS

8.2

REGULATORY MATTERS

8.3

PERMITS, LICENCES AND APPROVALS

8.4

TITLE TO PROPERTY

8.5

COMPETITION

8.6

DEPENDENCE ON MANAGEMENT

8.7

CONFLICTS OF INTEREST

8.8

COMMERCIALIZATION

8.9

UNINSURED HAZARDS

8.10

LAND CLAIM

ITEM IX – DIRECTORS AND OFFICERS

9.1

BIOGRAPHICAL NOTES

9.2

CORPORATE CEASE TRADING OR BANKRUPTCIES

9.3

PENALTIES AND SANCTIONS

9.4

PERSONAL BANKRUPTCY

9.5

CONFLICTS OF INTEREST

ITEM X – PROMOTERS

ITEM XI – AUDIT COMMITTEE INFORMATION

11.1

THE AUDIT COMMITTEE CHARTER

11.2

COMPOSITION OF THE AUDIT COMMITTEE

11.3

RELEVANT EDUCATION AND EXPERIENCE

11.4

RELIANCE ON CERTAIN EXEMPTIONS

11.5

EXTERNAL AUDITOR SERVICE FEES

ITEM XII – LEGAL PROCEEDINGS AND REGULATORY ACTIONS

12.1

LEGAL PROCEEDINGS

12.2

REGULATORY ACTIONS

ITEM XIII – INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

ITEM XIV – REGISTRAR AND TRANSFER AGENT

ITEM XV – MATERIAL CONTRACTS

ITEM XVI – INTEREST OF EXPERTS

ITEM XVII – ADDITIONAL INFORMATION

SCHEDULE A:  Audit Committee Charter

SCHEDULE B:  Map of Location of the Company’s Major Properties

i

Glossary Terms

TERM	DESCRIPTION

“Ag”	Chemical symbol for silver.

“alteration”	Any change in the mineralogic composition of a rock that is brought about by physical or chemical means.

“anomaly”	Geochemical and geophysical data, which deviates from regularity.

“Archaean”	Oldest rocks of the Precambrian Era, with an age greater than about 2,400 million years.

“arsenic”	Mineral with the chemical symbol As. Native element occurring in grey masses.

“arsenopyrite”	Iron-arsenic sulphide, FeAsS.
“assay”	Analysis to determine the presence, absence or quantity of one or more chemical components.

“Au”	Chemical symbol for the metallic element gold.

“auriferous”	Containing gold.

“basalt”	Dark coloured, fine-grained usually extrusive igneous rock (volcanic) composed mainly of feldspar and pyroxene.

“base metal”

Metal, such as copper, lead, nickel, zinc or cobalt, of comparatively low value and relatively inferior in certain properties (such as resistance to corrosion) compared to noble metals such as gold, silver or platinum.

“biotite”	Generally dark coloured iron, magnesium and potassium rich mica.

“block”	Regional geological unit containing rocks of similar age.

“breccia”	Rock fragmented into angular components.

“channel sampling”	Chipping of a sample of rock that is one half to one inch deep and six inches wide for the full length of the wall being sampled. The sampling is done in one direction.

“conductor”	Geophysical characteristic by which an electric current can be generated through an electrical charge or an electromagnetic field.

“conglomerate”	Coarse-grained sedimentary rock composed of fragments greater than 2 millimetres.

“copper”	Metallic element with the chemical symbol Cu.

“Cu”	Chemical symbol for the metallic element copper.

“cut-off grade”	The lowest grade of mineralized material that qualifies as ore in a given deposit; rock of the lowest assay included in an ore estimate.

“deformation”	Folding, faulting, shearing, compression, or extension of the rocks as a result of various Earth forces.

“diamond (drill) hole”	A method of obtaining a cylindrical core of rock by drill with a diamond set or diamond impregnated bit.

“dyke”	An intrusive igneous body with boundaries that cut across surfaces of layering or foliation in rocks into which it has intruded.

“EM”	Electromagnetic.

“feasibility study”

A comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

GLOSSARY TERMS

TERM	DESCRIPTION

“facies”	Characteristics of a rock body or part of a rock body that differentiate it from others as in appearance, composition, etc.

“fault”	A fracture in a rock along which there has been relative movement either vertically or horizontally.

“Fe”	Chemical symbol for the metallic element iron.

“feldspar”	A group of common aluminosilicate minerals.

“felsic”	Igneous rock composed principally of feldspars and quartz.

“fold”	Bend, flexure, or wrinkle in rock produced when rock was in a plastic state.

“formation”	Body of rock identified by lithological characteristics and stratigraphic position.

“g/t”	Grams per tonne.

“gabbro”	Coarse grained mafic intrusive rock composed mainly of plagioclase and pyroxene.

“geochemical survey”	Measure of the abundance of different elements in rock, soil, water etc.

“geochemistry”	Study of variation of chemical elements in rocks or soil.

“geophysics”	Study of the Earth by quantitative physical methods.

“gneiss”	Foliated metamorphic rock characterized by alternating bands of light and dark minerals.

“gold”

An isometric mineral, native, that occurs in hydrothermal veins with quartz and various sulfides; disseminated in submarine massive effusives and in placers or nuggets, fines, and dust. It is found in nature as the free metal and in tellurides; very widely distributed. Symbol: Au.

“grade”	The relative quantity or the percentage of ore-mineral or metal content in an orebody. Expressed in grams per tonne for precious metal and in percentage for other minerals.

“gram”	Mass metric unit. 1,000 grams = 1 kilogram.

“granite”	Medium to coarse-grained felsic intrusive rock.

“greenstone”	A field term applied to any compact dark-green altered or metamorphosed basic igneous rock.

“greenstone belt”	Elongated belts in Archaean terrain characterized by major zones of greenstones.

“hectare”	Square of 100 metres by 100 metres.

“horizon”	A defined layer within a stratigraphic sequence, which has unique characteristics distinguishing it from the rest of the sequence.

“igneous”	Rock or material, which solidified from molten material.

“indicated resources”

An indicated resource is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

GLOSSARY TERMS

TERM	DESCRIPTION

“inferred resources”

An inferred resource is that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

“interbedded”	Having beds lying between other beds with different characteristics.

“intrusion”	A mass of igneous rock that, while molten, was forced into or between other rocks.

“intrusive”	Said of an igneous rock that invades older rocks.

“IP (induced polarization)”

The production of a double layer of charge at a mineral interface, or production of changes in double-layer density of charge, brought about by application of an electric or magnetic field (induced electrical or magnetic polarization). Induced electrical polarization is manifested either by a decay of voltage in the Earth following the cessation of an excitation current pulse, or by a frequency dependence of the apparent resistivity of the Earth. Abbrev: IP.

“lens”

A geologic deposit that is thick in the middle and converges toward the edges, resembling a convex lens; an irregularly shaped formation consisting of a porous, permeable sedimentary deposit surrounded by impermeable rock.

“line cutting”	Technique consisting of making corridors of equal spacing on the ground to have a precise reference of the location of a specific area.

“mafic”	Descriptive of rocks composed dominantly of magnesium and iron forming silicates.

“magmatic”	Of magma (liquid or molten rock deep in the Earth, which on cooling solidifies to produce igneous rock).

“magnetic”	Object that has the properties of a magnet.

“measured resource”

A measured resource is that part of a mineral resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

“metamorphic”	Pertaining to a rock transformed by physical or chemical process including heat, pressure and liquids.

“mineralization”	The concentration of metals and their chemical compounds within a body of rock.

“mineral resource”

A mineral resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

“Ni”	Chemical symbol for the metallic element nickel.

“NI 43-101” or “43-101”	National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“NSR”	Net Smelter Royalty – Royalty based on the actual gold sale price received less the cost of refining at an off-site refinery.

GLOSSARY TERMS

TERM	DESCRIPTION

“ore”	Rock containing mineral(s) or metals that can be economically extracted.

“ore body”	A solid and fairly continuous mass of ore.

“outcrop”	An exposure of bedrock at the surface.

“Pb”	Chemical symbol for the metallic element lead.

“PGE”	Abbreviation for platinum group elements.

“plutonic”	Igneous rocks formed at great depths and high pressures.

“pyrite”	Iron sulphide (FeS2).

“pyrrhotite”	A magnetic iron sulphide material.

“reconnaissance”	A general examination or survey of a region with reference to its main features, usually as a preliminary to a more detailed survey.

“stringer”	A very small vein either independent or occurring as a branch of a larger vein; also known as string.

“sulphide”	A group of minerals in which one or more metals are found in combination with sulphide.

“till”

Unsorted and unstratified drift consisting of a heterogeneous mixture of clay, sand, gravel, and boulders which is deposited by and underneath a glacier; also known as boulder clay, glacial till and icelaid drift.

“tonalite”	Quartz diorite; a group of plutonic rocks having the composition of diorite but with large amounts of quartz (greater than 20%); also known as quartz-bearing diorite.

“tonne”	Metric unit of weight equivalent to volume multiplied by specific gravity, equivalent to 1,102 tons.

“trenching”	The act of blasting or digging through overburden/outcrop to attend fresh outcrop for mapping and sampling.

“tuff”	A rock formed of limestone deposits.

“U”	Chemical symbol for the metallic element uranium.

“ultramafic”	Descriptive of igneous rock containing virtually no quartz or feldspar and composed mainly of olivine and pyroxene.

“vein”	Thin fissure going through a hydrothermal mineralization, mainly mineralized in quartz.

“volcanic”	Descriptive of rocks originating from volcanic activity.

“volcanogenic”	Formed by processes directly connected with volcanism.

“volcano-sedimentary”	Type of rock involved simultaneously in a volcanic and a sedimentary activity.

“wacke”	Sandstone composed of a mixture of angular and unsorted or poorly sorted fragments of minerals and rocks and an abundant (10%) matrix of clay and fine silt.

“Zn”	Chemical symbol for the metallic element zinc.

v

Except as otherwise indicated, the information contained in this Annual Information Form is up-to-date as at February 28, 2013.

FORWARD-LOOKING STATEMENTS

Certain statements in this Annual Information Form, under the heading entitled “Management’s Discussion and Analysis” and in the Company’s 2013 Annual Report, which are incorporated by reference herein, are forward-looking statements within the meaning of applicable Canadian legislation. The words “estimate”, “project”, “plan”, “expect”, “believe”, “may”, “will”, “anticipate” and similar expressions identify forward-looking statements. Such forward-looking statements involve unknown and uncertain risks, uncertainties and other factors, including, but not limited to, those set forth herein under the heading “Item VIII – Risk Factors”. Events of other occurrences contemplated in these and other risk factors and uncertainties may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors, among others, could cause actual results to differ materially from those expressed in any forward-looking statements. Consequently, these cautionary statements qualify all of the forward-looking statements made in this Annual Information Form.

CURRENCY

Any statement or reference to dollar amounts herein shall mean lawful money of Canada unless otherwise indicated.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

ITEM I – CORPORATE STRUCTURE

1.1

Name, Address and Incorporation

Virginia Mines Inc. (the “Company”) was incorporated on November 30, 2005, under the Canada Business Corporations Act and is the result of the transaction pursuant to a Plan of Arrangement involving the Company, Goldcorp Inc. (“Goldcorp”) and the Company’s predecessor Virginia Gold Mines Inc. (“Virginia”). The transaction was approved by the shareholders on March 24, 2006, to be effective on March 31, 2006. Virginia is itself the result of an amalgamation of Exploration Diabior Inc. and Virginia Gold Mines Inc. (“Old Virginia”) as of June 1, 1996.

Further to this Plan of Arrangement effective March 31, 2006, the following events occurred:

•

Virginia became a wholly-owned subsidiary of Goldcorp. The Éléonore property was transferred to this subsidiary, which also assumed the liabilities related to the Éléonore property. Effective April 25, 2006, the name Virginia Gold Mines Inc. was changed to "Les Mines Opinaca Ltée".

•

Virginia transferred to the Company the assets not related to the Éléonore property at fair market value in consideration of the issuance of 18,017,817 shares by the Company and the assumption by the Company of the liabilities not related to the Éléonore property. Furthermore, the Company assumed the continuing operations of Virginia, except for the Éléonore property.

•

As part of the Plan of Arrangement, each shareholder of Virginia received 0.5 shares of the Company and 0.4 shares of Goldcorp.

The registered and head office of the Company is located at 300 St. Paul Street, suite 200, Québec, QC G1K 7R1.

NOTE: To facilitate the reading of this document and for a better understanding, the term “Company” stands for Virginia Mines Inc. and all its predecessors.

1.2

Intercorporate Relationships

The Company does not have any subsidiaries.

ITEM II – GENERAL DEVELOPMENT OF THE BUSINESS

The Company’s activities consist mainly of acquisition, exploration, development and eventually exploitation of mining exploration properties. Exploring mining properties is the Company’s principal business. In this regard, the Company is called upon to enter into different agreements specific to the mining industry such as the purchase or option to purchase mining exploration properties and joint venture agreements. The Company is not currently operating any mines.

The following technical data have been reviewed by Mr. Paul Archer, engineer and Vice-President Exploration and Acquisitions of the Company. Mr. Archer is a qualified person as defined by National Instrument 43-101.

2.1

Three-Year History

2.11

For fiscal 2013

During fiscal 2013, the Company’s exploration expenditures amounted to $14.3 million compared to $11.7 million for the preceding year. During this year, the Company was quite active in the James Bay region mostly on the Coulon, Anatacau-Wabamisk, Lac Pau, Nichicun, Trieste and Ashuanipi. It was also active on the Baie Payne and Lac Gayot projects located on the Nunavik Territory.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

During winter of 2012, the Company completed on the Coulon project a 27-hole, diamond-drilling program totalling 18,055 metres as well as borehole geophysical surveys. The program aimed at testing the extensions of lenses 223, Spirit and 201 as well as several other geological and geophysical targets on the property. Another diamond-drilling campaign was initiated in the winter of 2013. By the end of February 2013, six holes totalling 5,468 metres were completed. This 8,500-metre drilling program will end in the spring of 2013. The Company spent $4.3 million on this project during fiscal 2013.

The Conpany actively pursued exploring its Anatacau-Wabamisk project during fiscal 2013. As a follow-up to the winter 2012 program, which consisted of line cutting and an IP survey of 172 kilometres, a vast surface exploration program including prospecting, mechanical stripping, geological mapping and a heliborne magnetic survey (4,981 km) was carried out in the summer and fall of 2012. Work led to the discovery of a new, very interesting auriferous sector, where a first drilling campaign was initiated in the winter of 2013. As at February 28, 2013, 16 holes totalling 2,356 metres were completed. This 4,500-metre drilling program will end in the spring of 2013. During fiscal 2013, the Company spent $2.4 million on the Anatacau-Wabamisk property.

The Lac Pau project was also the centre of intense activity during fiscal 2013. As per an agreement entered into in June 2011, IAMGOLD Corporation (“IAMGOLD”) has the option of acquiring a 50% interest in the property in consideration of payments totalling $130,000 and $6 million in exploration work to be carried out over the next seven years. The Company is the operator of the project. In the winter of 2012, the Company and IAMGOLD undertook a 15-hole drilling program totalling 2,970 metres. Holes drilled in the winter of 2012 further tested the sectors of the Hope, Jedi and Jedi Extension showings. Limited surface exploration was also conducted in the summer of 2012. Work included geological mapping, prospecting as well as a substantial till sampling (272 samples) in the southern portion of the property. Another diamond-drilling campaign began in the winter of 2013. By the end of February 2013, 3 holes totalling 930 metres were completed. This 2,700-metre drilling program will end in the spring of 2013. During fiscal 2013, IAMGOLD spent $1.1 million on the Lac Pau property.

During fiscal 2013, the Company also carried out important exploration work on its Nichicun, Ashuanipi and Trieste projects. The Company undertook, in the summer of 2012, an 11-hole drilling program totalling 1,797 metres on the Nichicun property. Drilling was concentrated on the Portageur and Petit Pas sectors where several gold showings were discovered in 2009-2010. Prospecting and mechanical stripping were also carried out in parallel with this drilling program. During fiscal 2013, the Company spent $1.0 million on the Nichicun property.

During fiscal 2013, the Company also undertook an extensive exploration program on its Ashuanipi project. As per an agreement entered into in December 2011 between the Company and Anglo American Exploration (Canada) Ltd. (“AAEC”), a subsidiary of Anglo American plc., the Company transferred to AAEC a 50% interest in the mining claims constituting the property. To maintain its 50% interest, AAEC must fund an aggregate of $5 million in exploration expenditures over a five-year period. The Company, which is the operator of the project, and AAEC completed a vast program of mechanical stripping and prospecting in the summer of 2012. Prospecting covered the grid of lines cut in the winter of 2012 as well as the new claims acquired in the same period. Mechanical stripping tested several unexplained IP anomalies over the cut grid. During fiscal 2013, AAEC spent $1.2 million on the Ashuanipi project.

In the summer of 2012, the Company carried out prospecting, mechanical stripping and till sampling on the Trieste property. Prospecting covered mainly the areas of the property that were either poorly or not explored in the past. Mechanical stripping aimed mainly at explaining IP anomalies and some gold showings on the southern grid. Historical gold and zinc showings were also stripped on the northern grid of the property. Unfortunately, mechanical stripping was not too successful. Indeed, due to thick overburden it was impossible to reach the target at several points; consequently, most of the IP anomalies remain unexplained. During fiscal 2013, the Company spent $1.1 million on the Trieste project.

Still during fiscal 2013, smaller exploration programs were also carried out on many other Company’s projects situated in the James Bay region, including La Grande Sud, Poste Lemoyne Extension and Corvet Est in the region of the La Grande River as well as the Éléonore Régional, Opinaca and Sarcelles projects in the Opinaca Reservoir sector.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

In addition to work carried in James Bay, the Company was also quite active in fiscal 2013 on its Baie Payne and Lac Gayot projects, located on the Nunavik Territory. The Baie Payne project is now a 50-50 partnership as AAEC fulfilled all its obligations during fiscal 2013 as per an agreement entered into in March 2011. AAEC has been the operator since January 2012. The Company and AAEC completed significant geophysical surveys in complement to prospecting and geological mapping. During fiscal 2013, the Company and AAEC spent on the Baie Payne project $0.6 million and $1.9 million, respectively.

A 20-hole campaign for 4,263 metres was completed during the winter of 2012 on the Lac Gayot project. The Company is the sole owner of the project, but under an agreement reached in June 2011, KGHM International (“KGHM” formerly Quadra FNX Mining Ltd.) has the option of acquiring a 50% interest in the property in consideration of $10 million in exploration work over a nine-year period and cash payments totalling $100,000 over two years. Drilling carried out in the winter of 2012 aimed at testing the Nancy and Gagnon showings and to a lesser extent the MIA, DeChamplain and Gayot showings. Ground and airborne geophysical surveys were also conducted in the fall of 2012. During fiscal 2013, KGHM spent $2.4 million on the Lac Gayot property.

During fiscal 2013, the Company concluded a few new partnership agreements.

On April 5, 2012, Exploration Khalkos Inc. granted the Company the option of acquiring a 55% interest in the Murdoch property in consideration of total payments of $300,000 and $4 million in exploration expenditures on or before April 5, 2017, with the firm committment of spending $1 million on the property in the 18 months following the conclusion of the agreement. The Company terminated the agreement in December 2012.

On April 12, 2012, the Company entered into an agreement with Les Manufacturiers Komet Inc. (“Komet”) whereby Komet has the option of acquiring a 50% interest in the FCI property, in consideration of the issuance of 25,000 shares of Komet and $4 million in exploration work to be carried out over a six-year period.

On June 27, 2012, the Company announced the conclusion of a strategic alliance (Bienville Strategic Alliance) with KGHM. Both companies jointly conduct geological reconnaissance, sampling and exploration work on a 24,510-square-kilometre territory in northern Quebec. Exploration costs are equally shared and the Company is the operator.

On July 4, 2012, the Company announced the conclusion of another strategic alliance, this time with Altius Minerals Corporation (“Altius”). Both companies will cooperate to explore geological settings favourable for gold and base-metal mineralization on the north coast of Quebec and in Labrador.

On September 27, 2012, the Company acquired from CBay Minerals Inc., jointly with Franco Nevada Corporation, a 2% NSR royalty on the initial 250,000 ounces produced from the Eastmain poperty. The acquisition was made for a total cash consideration of $450,000.

Finally, on the Éléonore project, Goldcorp Inc. (“Goldcorp”) started in December 2012, the sinking of the production shaft. The Gaumond exploration shaft is now completed. Underground exploration drill program from the Gaumond shaft will be accelerated in 2013 to allow a better drill definition of the Roberto deposit at depth. The excavation of the exploration ramp also continues. The initial gold production is still scheduled for the fourth quarter of 2014, and 2013 capital expenditures are forecasted to be $650 million. The Company owns a 2% NSR on the Éléonore property with the possibility of reaching 3.5% depending on the gold price and gold ounces produced. Management believes that with the production to come this royalty on Éléonore will be a strong catalyst for shareholder value creation.

2.1.2

For fiscal 2012

During fiscal 2012, the Company’s exploration expenditures amounted to $11.7 million, compared to $9.9 million in 2011. During that year, the Company was active in the James Bay region on the Coulon, Lac Pau, Poste Lemoyne Extension, Nichicun, Anatacau-Wabamisk, and Ashuanipi, and on the Baie Payne project on the Nunavik territory.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

During the winter of 2011, the Company completed on the Coulon project a 15-hole diamond-drilling program totalling 7,952 metres as well as borehole geophysical surveys. The program aimed at testing the extensions of lenses 16-17, 43, and 201, and several regional targets. The Company spent $3 million on this project during fiscal 2012.

The Lac Pau project was also the object of intense activity during fiscal 2012. In the winter of 2011, the Company carried out a 16-hole drilling program of 2,776 metres and magnetic and induced polarization geophysical surveying. The program tested mainly the Jedi showing and its northeastern extension together with the Hope and Tricorne showings. In June 2011, the Company announced that it had entered into an agreement with IAMGOLD pursuant to which IAMGOLD has the option to acquire a 50% interest in the Lac Pau property in consideration of payments totalling $130,000 and $6 million in exploration work to be carried out over the next seven years. The Company is the operator of the project. In the summer and fall of 2011, the Company and IAMGOLD undertook a new surface exploration program. Work consisted of geological mapping on the cut grid, detailed structural mapping, and additional channel sampling on the Jedi and Tricorne showings in addition to lithogeochemical sampling of the main geological units on the property. Trench rehabilitation and limited prospecting and geological reconnaissance outside the cut grid were also conducted. Another diamond drilling program was also initiated in winter 2012. By the end of February 2012, 11 holes for a total of 2,031 metres were completed. This drilling program of about 3,000 metres ended in spring 2012. During fiscal 2012, the Company and IAMGOLD spent on the Lac Pau property $0.5 million and $1.3 million, respectively.

In the winter of 2011, the Company undertook a 14-hole drilling program for a total of 3,995 metres on the Poste Lemoyne Extension project. Work targeted primarily the area of the David gold showing. Exploration surface followed in the summer and fall of 2011. Work focussed on the western part of the property and consisted of geological reconnaissance and prospecting, till geochemical surveys, and mechanical stripping and channel sampling. During fiscal 2012, the Company spent $1.1 million on this project.

The Company also carried out important exploration work on its Nichicun project during fiscal 2012. Geophysics including a high-definition, heliborne magnetic survey (1,092 kilometres) and an induced polarization ground survey (54 kilometres) was completed in winter 2011. These surveys were followed, in the summer and fall of 2011, by an exhaustive program of prospecting, geological mapping, and mechanical stripping. Work concentrated mostly in the Portageur and Petit Pas areas where several gold showings were discovered in 2009-2010. During fiscal 2012, the Company spent $1.2 million on the Nichicun property.

During fiscal 2012, the Company pursued exploration on the Anatacau-Wabamisk project. A 6-hole drilling program of 1,272 metres was carried out in winter 2011. Surface work consisting mainly of prospecting, mechanical stripping, and geological mapping, was also conducted in the summer and fall of 2011. During fiscal 2012, the Company spent $1.9 million on the Anatacau-Wabamisk property.

During fiscal 2012, the Company continued exploration on its Ashuanipi project. A high-definition, heliborne magnetic survey (934 kilometres) was performed in March 2011. In the same period, work including line cutting and an induced polarization survey was undertaken but could not be completed because of an early spring break-up. Afterwards, an exhaustive mechanical stripping and prospecting program was completed in summer 2011. This program was done under an agreement entered into in fiscal 2012 between the Company and AAEC. As per this agreement the Company transferred to AAEC a 50% interest in the 596 claims forming the Ashuanipi property. To maintain its interest, AAEC must fund an aggregate of $5 million in exploration expenditures over a five-year period. AAEC may, at its sole discretion, accelerate such funding. The Company is the operator of the project. During fiscal 2012, the Company and AAEC spent $0.1 million and $1.1 million, respectively on the Ashuanipi project.

In addition, to its work in James Bay during fiscal 2012, the Company was also quite active on its Baie Payne project located on the Nunavik territory. In March 2011, the Company announced the conclusion of an agreement with AAEC pursuant to which it transferred to AAEC a 50%, interest in the mining claims and other mineral tenements comprising the Baie Payne property. To maintain its interest, AAEC had to fund an aggregate of $4 million in exploration expenditures over a six-year period, which it reached in August 2012. The Company was the operator up to December 31, 2011, and then transferred the operatorship to AAEC in January 2012. During fiscal 2012, AAEC spent $2.4 million on the Baie Payne project.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

In addition to partnerships previously mentioned, the Company completed a number of agreements during fiscal 2012. In April 2011, the Company announced the acquisition of four new properties: the Komo, Wabamisk, Lac H, and Opinaca properties, all located in the James Bay region, province of Quebec, as well as the acquisition of the Carat royalty linked to the Opinaca property.

a.

Komo and Wabamisk Properties – These two properties were dealt with in the same agreement. As per this agreement, the Company acquired a 100% interest in the 118 claims and 45 claims forming the Komo and Wabamisk properties, respectively, in consideration of the issuance of 40,000 common shares of the Company’s share capital in favour of Ressources D’Arianne Inc. (“D’Arianne”). As per an underlying agreement, Lithium One Inc. owns full interests in any potential lithium discovery on four of the claims that constitute the Komo property. These properties have been merged with the Asini property owned by the Company in the same area.

b.

Lac H Property – This property was the object of an agreement pursuant to which the Company acquired a 100% interest in the 69 claims constituting the Lac H property, equally owned by SOQUEM Inc. (“SOQUEM”) and D’Arianne, in consideration of the issuance of a total of 50,000 common shares of the Company’s share capital (25,000 to SOQUEM and 25,000 to D’Arianne). Of the 69 claims constituting the property, 38 are subject to a 1.5% NSR in favour of Inco Vale (formerly Inco Ltd.). Half of this royalty (0.75% NSR) is redeemable for $750,000. As for the 31 remaining claims, they are subject to a total 1.5% NSR to SOQUEM and D’Arianne. Half of this royalty (0.75% NSR) is redeemable, at any time, for $750,000. The claims constituting the Lac H property have been merged with the Wabamisk property owned by the Company immediately west.

c.

Opinaca Property – This property was the object of an agreement pursuant to which the Company has the option to acquire a 50% interest in the 165 claims forming the Opinaca property, in consideration of exploration expenses of $878,000 to be carried out over the next five years and the issuance of 26,330 common shares of the Company’s share capital in favour of D’Arianne. Of the 165 claims constituting the property, three are subject to a 2% NSR in favour of Les Explorations Carat Inc. The Company redeemed this royalty in consideration of the issuance of 15,000 common shares of its share capital.

In June 2011, the Company entered into an agreement with KGHM on the Lac Gayot project. As per the agreement KGHM has the option to acquire a 50% interest in the property in consideration of payments totalling $100,000 and $10 million in exploration work to be carried out over the next nine years. The Company is the operator.

Finally, in November 2011, Goldcorp announced that the Certificate of Authorization was issued by the Quebec Ministry of Sustainable Development, Environment and Parks allowing full construction of the project, which is now underway. The initial gold production is still expected in the fourth quarter of 2014. The Company holds a 2% NSR royalty on the Éléonore property that could reach up to 3.5% NSR based on gold price and ounces produced from the deposit. Management believes that with the upcoming production, this royalty on Éléonore will be a major catalyst for shareholder value.

2.1.3

For fiscal 2011

During fiscal 2011, the Company’s exploration expenditures amounted to $9.9 million, compared to $5.5 million in 2010. The Poste Lemoyne Extension, Anatacau-Wabamisk, Lac Pau, Ashuanipi, Éléonore Régional, Corvet Est, and FCI projects, all located in the James Bay region, were the Company’s main exploration projects for fiscal 2011.

The Company was very active on its Poste Lemoyne Extension project where it conducted, during the summer and fall of 2010, prospecting and geological reconnaissance, mechanical stripping and restoration of previous trenches as well as till geochemical surveys. Work was mostly concentrated in the west portion of the property. A program including line cutting (52 kilometres) and an induced polarisation survey (36 kilometres) followed in January 2011. Diamond drilling was also initiated in January 2011 and, by late February, 10 holes totalling 3,067 metres were completed. This drilling program totalling about 4,000 metres was completed in March 2011. The Company spent $1.6 million on this project during fiscal 2011.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

The Company pursued active exploration on its Anatacau-Wabamisk project during fiscal 2011. A 30-hole drilling program totalling 4,210 metres was completed in the winter of 2010. Surface exploration aiming at prospecting, mechanical stripping and geological mapping was also conducted in the summer and fall of 2010. During fiscal 2011 the Company spent $1.5 million on the Anatacau-Wabamisk project.

The Lac Pau project also generated a lot of activity during fiscal 2011. In the winter of 2010, the Company carried out a 28-hole diamond drilling program totalling 3,612 metres to test at shallow depth the Tricorne, JAL-PPG and Beausac-2 auriferous showings as well as several geophysical anomalies (IP). A vast program including geological mapping, prospecting and mechanical stripping of geophysical anomalies and mineralized showings followed in the summer and fall of 2010. A new program consisting of geophysical surveys and diamond drilling was initiated in the winter of 2011 and went on until spring break-up. This program consisted of a 177-kilometre induced polarisation survey, a 160-kilometre ground magnetic survey, and about 25 drill holes totalling 3,800 metres. At the end of February 2011, a previous hole had been extended and eight new holes completed for a total of 1,358 metres. The Company spent $2 million on the Lac Pau project during fiscal 2011.

In the fall of 2010, the Company undertook an important mechanical stripping and prospecting program on the Ashuanipi project. On the block of claims in the northern part of the property, a team of about 15 people carried out mechanical stripping on unexplained VTEM anomalies found during a previous program. In total, 63 trenches were excavated on various targets and 933 channel samples were collected for a total of 919.2 linear metres. Prospecting was also carried out on a block of claims in the south portion of the project. During fiscal 2011, the Company spent $0.9 million on the property.

The Éléonore Régional property was also the object of significant work during fiscal 2011. Prospecting, geological mapping, mechanical stripping, and till and rock sampling were carried out in the summer and fall of 2010. A program consisting of line cutting and geophysical surveys (IP-Mag) totalling about 40 kilometres followed in the winter of 2011. During fiscal 2011, the Company spent $0.7 million on this project.

In the summer of 2010, the Company and partner Goldcorp completed a seven-hole drilling program for a total of 3,361 metres on the Corvet Est property (50%-50%). Three holes tested the continuity of the Marco zone to a vertical depth of 600 to 700 metres while the other four holes tested at shallow depth the Matton showing and the Contact zone. During fiscal 2011, Goldcorp and the Company spent $0.8 million on the Corvet Est property.

In the winter of 2010, the Company and partner Odyssey Resources Limited (“Odyssey”), carried out an 11-hole, diamond drilling program totalling 3,035 metres on the FCI project. This program tested mainly the Golden Gap auriferous corridor over an east-west distance of 1,200 metres and to a vertical depth of 250 metres. During fiscal 2011, Odyssey spent $0.4 million on the FCI project. On October 20, 2010, Odyssey terminated its acquisition option on the FCI project.

In late fiscal 2011, the Company was active to a lesser extent on some other projects in James Bay. Most of the work was carried out in the first quarter of fiscal 2012. An exploration program of about 9,000 metres of diamond drilling and ground geophysics (InfiniTEM) was completed by the end of winter 2011 on the Coulon property. Drilling tested mainly the extensions of lenses 43, 44, 16-17 and 201 and many other geophysical targets within the favourable volcanic stratigraphy. Important geophysical surveys including high definition airborne magnetic surveys and induced polarisation ground surveys were also carried out during the winter of 2011 on the Trieste, Nichicun, and Escale projects 100% owned by the Company in the east portion of the James Bay territory, province of Quebec. Prospecting, mapping and mechanical stripping was carried out on these three projects in the summer of 2011.

During fiscal 2011, the Company entered into several new agreements. On May 26, 2010, the Company announced the conclusion of an agreement with Ressources Sirios Inc. ("Sirios") on the Escale property, located 75 kilometres southeast of the LG-4 hydro-electrical complex in the James Bay region. The property consists of a block of 129 claims totalling about 6,600 hectares. As per the agreement, the Company acquired a 100% interest in the property in consideration of the issuance of 55,000 shares of the Company and a 0.5% NSR in favour of Sirios. The Company may buy back this NSR, at any time at its discretion, for $0.5 million. Newmont Mining Corp. also owns a 1% NSR in a group of 11 claims, which are part of the property.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

On September 1, 2010, the Company announced the signing of a strategic alliance with Wemindji Exploration Inc. ("Wemex") called the "Wemindji Strategic Alliance". As per the agreement, both companies have agreed to jointly carry out geological reconnaissance, sampling, and exploration work on a territory covering more than 5,000 square kilometres, in Quebec Middle North. The Company and Wemex will be looking for various types of mineralization associated with different geological contexts. Work will be done on a 50-50 basis with the Company being the operator.

On September 22, 2010, the Company announced the signing of an option agreement with Shield Gold Inc. ("Shield Gold") on the La Grande Nord property located in the James Bay area, province of Quebec. The Property comprises three blocks of claims for a total of 31 claims. As per the agreement, Shield Gold has the option to acquire a 50% interest in the La Grande Nord project in consideration for $1 million exploration work over a 5-year period and option payments totalling $30,000. Shield Gold is the operator during the earn-in option period with the Company having the right to become operator thereafter.

On November 24, 2010, the Company announced the conclusion of an agreement with SOQUEM Inc. ("SOQUEM"), a wholly-owned subsidiary of Société générale de financement du Québec ("SGF"), Aurizon Mines Ltd. ("Aurizon") and Stornoway Diamond Corporation ("Stornoway") on the property LG-4-Diamants-Consorem, located in the James Bay region, province of Quebec. The property comprises 27 blocks of claims for a total of 236 claims. The property is a result of a modelling exercise conducted by the Mineral Exploration Research Consortium ("Consorem"). Partners to this agreement are all members of Consorem. Under this agreement, the Company, SOQUEM, Aurizon and Stornoway have jointly acquired, in 2010, by map designation of claims with “Ministère des Ressources naturelles et de la Faune Québec” (“MRNF”), all mining claims forming the LG-4 property. In February 2012, Aurizon announced its withdrawal from the agreement. In turn, SOQUEM, Stornoway and the Company ended this agreement by way of a letter of understanding dated February 18, 2013.

On February 25, 2011, the Company acquired 100% of Osisko Mining Corporation’s ("Osisko") participation in the Baie Payne property in consideration of the issuance to Osisko of 70,000 shares of the Company’s share capital.

Finally, an important event concluded the end of fiscal 2011. Indeed, Goldcorp announced on February 24, 2011, positive study results for the Éléonore gold project in Quebec and the approval by its Board of Directors of full-scale development of the project. The study foresees an average annual gold production of approximately 600,000 ounces over an approximate 15-year mine life, an increase of over 80% from previous production estimate. The average life of mine cash costs will be less than $400 per ounce of gold. The initial gold production is expected in the fourth quarter of 2014. In advancing the Éléonore project, several important milestones have already been achieved in 2011, including the declaration of an initial probable gold reserve of 3.03 million ounces (12.48 MT @ 7.56 g/t Au) and the signing of the Collaboration Agreement with the Cree Nation of Wemindji, the Grand Council of the Crees (Eeyou Istchee) and the Cree Regional Authority.

2.2

Significant acquisitions

The Company has not completed any significant acquisition during the fiscal year ended February 28, 2013, within the meaning of National Instrument 51-102 on continuous disclosure obligations (Quebec).

ITEM III – DESCRIPTION OF THE BUSINESS

As at February 28, 2013, the material properties of the Company are the following: Coulon, Anatacau-Wabamisk, Lac Pau, Nichicun, Trieste and Ashuanipi in the James Bay region, as well as on the Baie Payne and Lac Gayot properties on the Nunavik Territory. A map showing the locations of these properties appears as Schedule B at the end of this document.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

3.1

Coulon Property

3.1.1

Description and Location of Property

The Coulon property is located 15 kilometres north-northwest of the Fontanges Airport operated by Hydro-Québec, in the Caniapiscau area, about 700 kilometres to the east-northeast of Matagami in the James Bay region of the province of Québec. As at February 28, 2013, the Coulon property consisted of 661 claims covering a surface area of 32,853.69 hectares. The camp is centred at UTM coordinates (NAD 27, Zone 19) 356290 E 6057960 N. The Company is the sole owner of the project.

3.1.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by gravelled road all year. The Coulon project exists in a taiga landscape, which is similar to that of the tundra. The hydrographic system includes many large lakes but no major rivers, and the landscape is relatively uneven with altitudes ranging from 420 to 580 meters above sea level. The dominant tree is the balsam fir, which is accompanied by moss, bushes, and other small plants on the forest floor. Muskeg is very common. The taiga does not receive much snow, however, what does fall remains there for several months and can be two metres thick in some places. There is a complete road network in the Coulon area, and due to Hydro Québec’s many installations, hydro electric power could be easily supplied to the project.

3.1.3

History

There was no major work done in the past in the Coulon area, apart from minor exploration for uranium carried out in 1977 by the SDBJ (Société de développement de la Baie James) and SERU Nucléaire Canada Ltd.

3.1.4

Geological Setting

The Coulon project lies at the junction of four lithotectonic domains: the La Grande, Ashuanipi, Minto and Bienville Achaean sub-provinces. The region is part of the Goudalie-La Grande assemblage. The sector is dominated by intrusions of tonalite and granite, which are hosts to several kilometric to decakilometric Achaean volcano-sedimentary belts (ex. Venus, Charras, Marylin, Pitaval, Coulon). Most of these belts contain basalts and felsic tuffs but ultramafic lavas are also present and particularly abundant in the Venus, Marilyn, and Charras belts.

The most frequent lithostratigraphic assemblages seen on the Coulon property include the Brésolles Suite, the Gayot Complex, and the Aubert Formation. The Brésolles Suite consists mainly of foliated tonalitic gneisses representing the basement. The Gayot Complex is dominated by metabasalts with lesser quantities of metasediments, pyroclastites, and iron formations. The Aubert Formation extends in a north-south direction to the Fontanges Airport, up to the Vaujours fault, tens of kilometres further north. It includes polygenic conglomerates, metamorphosed felsic volcanics and hornblende-biotite paragneiss.

For more details on the geological setting, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2012 Exploration Program, Coulon Project, Quebec Mines Virginia Inc., August 2012”, prepared by two staff members of Virginia Mines Inc.: Mathieu Savard, B.Sc., P.Geo., and Josée-Anne Lévesque, B.Sc., P.Geo. The report was filed on SEDAR (www.sedar.com) on January 29, 2013.

3.1.5

Exploration and Drilling

The Coulon project had its beginnings in a regional reconnaissance survey carried out by the Company in the summer of 2003, which had outlined many new interesting polymetallic showings within the Coulon and Pitaval Achaean volcanic belts. Subsequent to these initial discoveries, the Company carried out, from 2004 to 2008, several airborne and ground Mag-EM surveys as well as several drilling campaigns totalling 105,000 metres. This work led to the discovery of seven significant volcanogenic massive sulphide lenses: 16-17, 9-25, 08, 44, 43, Spirit and 201. The project reached its milestone with the release in April 2009 of a first resource estimate (NI 43-101 compliant) completed by P&E Mining Consultant Inc. (“P&E”) who estimated indicated resources of 3,675,000 tonnes at an average grade of 3.61% Zn, 1.27% Cu, 0.4% Pb, 37.2 g/t Ag and 0.25 g/t Au and inferred resources of 10,058,000 tonnes at an average grade of 3.92% Zn, 1.33% Cu, 0.19% Pb, 34.5 g/t Ag and 0.18 g/t Au. Despite an excellent potential to substantially increase these significant mineral resources, the Coulon project remained inactive for a few years due to a significant decline in base metal prices.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

In winter 2011, the Company reactivated the project by carrying out a 15-hole drilling program of 7,952 metres. The program aimed mainly at testing the extensions of lenses 16-17, 43 and 201 as well as many other regional targets. This program led to the discovery of an eighth mineralized lens called lens 223, which is located directly under lens 16-17. Indeed, hole CN-11-223 crosscut an intersection of semi-massive to massive sulphides grading 3.86% Zn, 0.7% Cu and 75.09 g/t Ag over 44 metres (true thickness of 37.4 metres), including a richer interval grading 7.32% Zn, 0.88 % Cu and 85.14 g/t Ag over 12.15 metres (true thickness of 10.35 metres). Drilling also confirmed the depth continuity of lens 201 with hole CN-11-225, which intersected a sulphide zone grading 5.21% Zn, 1.18% Cu and 35.14 g/t Ag over 6.15 metres (true thickness of 3.6 metres) to a vertical depth of 425 metres therefore extending lens 201 by 100 metres downward. Elsewhere on the property, the other holes tested various regional geophysical or geological targets with little success.

During the winter of 2012, a 27-hole drilling program for a total of 18,055 metres was carried out with the main goal of testing the extensions of lenses 223, Spirit and 201 as well as many other geological or geophysical targets on the property. Work led to the discovery of a new mineralized lens called lens 257, 800 metres apart from lens 43 in the northeastern extension of the fertile volcanic sequence, in a little known area covered with overburden. The five holes drilled in this sector crosscut a fertile volcanic sequence characterized by substantial hydrothermal alterations and by metric to decametric zones of disseminated to massive sulphides. Lens 257 was traced laterally over 135 metres and at a vertical depth of 550 to 650 metres under surface. The best  intersections obtained include 11.06% Zn, 1.87% Cu, 26.45 g/t Ag and 0.16 g/t Au over 11 metres in hole CN-12-257, 6.19% Zn, 1.49% Cu and 24.86 g/t Ag over 8.4 metres in hole CN-12-263, 1.6% Zn, 1.39% Cu, 126.98 g/t Ag and 2.12 g/t Au over 9.35 metres in hole CN-12-265 and 7.17 g/t Au, 370 g/t Ag and 0.37% Cu over 3 metres in hole CN-12-262. This latter intersection distinguishes from previous ones by a much more intense silica alteration containing 1-3% disseminated pyrrhotite and chalcopyrite. The length of these intersections is very close to the actual thickness of the mineralization. Lens 257 is distinguishable from already known lenses for its markedly higher gold content. It remains open in almost all directions. In this same sector, a second mineralized horizon, hosted by mafic volcanics, also yielded some interesting results including 4.2% Cu, 59.7 g/t Ag and 1.38 g/t Au over 1.4 metres in hole CN-12-257 as well as 2.29% Zn, 44 g/t Ag and 0.22 g/t Au over 10.8 metres in hole CN-12-262.

Four other holes drilled at 400 metres further south crosscut the same fertile volcanic sequence and all have intersected the same main mineralized horizon hosting the new Lens 257. Hole CN-12-242 intersected disseminated to semi-massive sulphides grading 2.05% Cu, 0.72% Zn, 20.8 g/t Ag and 0.19 g/t Au over 11.2 metres. This intersection sits at a vertical depth of 400 metres. Two of the three other drill holes (CN-12-248 and 260) crosscut metric-wide intersections with very anomalous base metal values.

Elsewhere on the property, the continuity of lens 201 was confirmed by hole CN-12-254, which intercepted a sulphide zone grading 0.78% Zn, 2.9% Cu, 31.17 g/t Ag and 0.96 g/t Au over 4.9 metres at a vertical depth of 425 metres therefore extending lens 201 by 75 metres to the north. The other holes testing zone 201 crosscut intense alteration zones frequently containing disseminated sulphides (pyrite-pyrrhotite-chalcopyrite ± sphalerite), and reported sub-economic values over metric widths.

The five holes testing the continuity of lens 223 all have intercepted zones of hydrothermal alteration and disseminated sulphides but did not confirm any significant expansion of economic mineralization. Five other holes were drilled in the vicinity of the Spirit lens and intersected alteration zones with disseminated to semi-massive sulphides that returned sub-economic values over metric widths. Finally four holes tested various geophysical and geological targets on the property but did not yield encouraging results.

A new program consisting of 8,500 metres of drilling and borehole geophysical surveys (InfiniTEM) was initiated in mid-January 2013. Drilling will aim at testing the extensions of lens 257 and the fertile volcanic sequence of this sector. By the end of February 2013, six holes were completed. They all have visually intercepted zones of alteration and of massive sulphides and at times massive sulphides over metric to plurimetric widths. As at the end of fiscal 2013 no assay results had yet been received.

For complete results of the exploration programs, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2012 Exploration Program, Coulon Project, Quebec Mines Virginia Inc., August 2012”, prepared by two staff members of Virginia Mines Inc.: Mathieu Savard, B.Sc., P.Geo., and Josée-Anne Lévesque, B.Sc., P.Geo. The report was filed on SEDAR (www.sedar.com) on January 29, 2013.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

3.1.6

Mineralization

For a detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2012 Exploration Program, Coulon Project, Quebec Mines Virginia Inc., August 2012”, prepared by two staff members of Virginia Mines Inc.: Mathieu Savard, B.Sc., P.Geo., and Josée-Anne Lévesque, B.Sc., P.Geo. The report was filed on SEDAR (www.sedar.com) on January 29, 2013.

3.1.7

Sampling and Assays

Samples were collected and processed by personnel contracted by the Company. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility. However they were initially stored at the camp in unlocked facilities. Storing in locked facilities was deemed unnecessary by the Company due to the remote location of the camp. Bags remained sealed until the ALS Chemex personnel opened them.

3.1.8

Exploration and Development

Drilling was still ongoing at the beginning of fiscal 2014 and the Company is awaiting the results of the current program before deciding to the nature of work to be carried out.

Expenditures for exploration work done by the Company are as follows:

-

For the year ended February 29, 2012:

$3.0 million

-

For the year ended February 28, 2013:

$4.3 million

3.2

Anatacau-Wabamisk Property

3.2.1

Description and Location of the Property

The Anatacau-Wabamisk project is located 30 kilometres southwest of the Opinaca reservoir, about 290 kilometres north of Matagami, province of Quebec. The property is situated about 30 kilometres east of the James Bay Road.

As at February 28, 2013, the property consisted of 1,280 designated claims totalling 67,314.58 hectares, split on two adjoining portions: the Anatacau part, with 207 claims constituting the southeast portion of the property, and the Wabamisk part, with 1,073 claims constituting the main part of the property. The Company owns a 100% interest in the Wabamisk portion (with the exception of the royalties related to the old Lac H property) while IAMGOLD owns a 100% interest in the Anatacau portion. As per an agreement entered into in May 2007, the Company has the option to acquire IAMGOLD’s 100% interest in the Anatacau portion of the project for a consideration consisting of a $25,000 payment that was made upon signing of the agreement and $3 million in exploration work to be carried out before December 31, 2015. Should the Company acquire a 100% interest in the property, IAMGOLD will retain a 2% NSR. The Company may buy back half (1%) of this royalty for $1.5 million.

3.2.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is easily accessible via the paved James Bay road, up to the junction of the kilometric marker 396, with an additional 45 kilometres towards the east along a gravelled road open all year round. Remote zones are accessible by helicopter. The topography of the property is moderate with a few rippled hills of less than 100 metres in elevation. The hydro-graphic network of the property is marked by the presence of the Eastmain River and many lakes, particularly the Anatacau Lake that stands in the center of the property. Peat bog vegetation invades the south half of the property.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

3.2.3

History

The first geological reconnaissance work in the Eastmain River area was performed in 1897 by the Geological Survey of Canada, along the shores of the Eastmain River. Later on, mapping at different scales was conducted by the Geological Survey of Canada and the Ministère des Richesses naturelles du Québec in the 1942-1978 period. Since the mid 30’s, a few mining companies conducted exploration in an area covering parts of the Anatacau-Wabamisk project. These work programs led to the discovery of a few showings mineralized in gold, copper and silver, in the vicinity or within the current limits of the Anatacau-Wabamisk project. In 1996, the Company carried out geological reconnaissance in the Anatacau portion of the project and outlined a small gold showing grading 1.56 g/t Au. In 2005, IAMGOLD Québec Management Inc. (“IAMGOLD Québec”) conducted an exploration program that consisted of a remote sensing study, a program of lake-bottom sediment sampling (93 samples) and till sampling (130 samples), as well as prospecting. A helicopter-borne magnetic and electromagnetic (AeroTEM II) survey was also conducted. In the summer of 2006, IAMGOLD Québec carried out further prospecting, rock sampling (299 samples) and till sampling (156 samples).

3.2.4

Geological Setting

The Anatacau-Wabamisk project lies within the Achaean La Grande sub-province of the geological Superior Province. The age of these rocks ranges from 2,600 to 3,400 My. These rocks were affected by the kenorean orogeny between 2,660 and 2,720 My. The La Grande sub-province is composed of volcano-plutonic rocks comprising ancient tonalitic gneisses (2,788 – 3,360 My) of several volcano-sedimentary sequences. The Anatacau-Wabamisk property covers the west part of the Lower Eastmain greenstone belt. This belt is composed of volcano-sedimentary rocks that formed in an oceanic setting with mid-oceanic ridges, oceanic plateaus and volcanic arcs. These rocks were intruded by calc-alkaline rocks ranging in composition from gabbros to monzogranites. Regional metamorphism ranges from greenschist to upper amphibolite facies.

For more details on the geological setting, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, Summer 2012 Exploration Program, Anatacau Property, Quebec, March 2013” prepared by Francis Chartrand, Ph.D., P.Geo., and Anne-Marie Beauchamp, B.Sc., geologist in training, and “Technical Report and Recommendations, Summer 2012 Exploration Program – Wabamisk Project – January 2013” prepared by Francis Chartrand, Ph.D., P.Geo., Anne-Marie Beauchamp, B.Sc., geologist in training, and Mathieu Savard, geo., B.Sc, all staff members of Virginia Mines Inc. Both reports were filed on SEDAR (www.sedar.com) on April 9, 2013.

3.2.5

Exploration Work and Drilling

The Anatacau-Wabamisk project was initiated in 2005 with the objective of discovering epigenetic gold mineralization similar to that of the Roberto zone of the Éléonore project situated 65 kilometres to the northeast. The Company has since annually carried out several exploration programs on the project. Exploration included line cutting, geophysical surveys (MAG-EM, induced polarization, radiometric), and geochemical surveys (till and B Horizon), mechanical stripping, detailed geological mapping and channel sampling, as well as 36 diamond drill holes totalling 5,120 metres. Work revealed several gold anomalies in till samples and led to the discovery of numerous gold showings in outcrops. The most important one is the Isabelle showing discovered in 2007, which consists of a series of quartz veins and zones of intense silicification within a folded sequence of finely bedded wackes and more massive sand sandstone. Channel sampling and drilling conducted on the Isabelle showing yielded variable results considering the free nature of gold in the veins and silicified zones. Best channel results included 316.18 g/t Au over 1 metre, 17.86 (14.98) g/t Au over 3 metres, 11.03 g/t Au over 3 metres while the best drill intersections returned 46.5 (18.26 cut) g/t Au over 4 metres, 5.89 g/t Au over 2 metres and 2.75 g/t Au over 10 metres. Most of the other gold showings discovered on the property are small and/or low grade but their density combined with the presence of several gold anomalies in tills represents a strong gold signal that remains largely unexplored.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

The Company therefore continued exploration during fiscal 2013. Prospecting and mechanical stripping carried out in the summer and fall of 2012 allowed for the definition, in the Wabamisk portion of the property, of a very interesting new gold system to the northeast of the Anatacau Lake. This new system, characterized mainly by a field of quartz veins containing visible gold, is comparable in most respects with the Isabelle showing, located more than 15 kilometres to the southwest in the same sequence of folded sedimentary rocks. So far, the presence of visible gold in the quartz veins has been spotted over a lateral distance of 850 metres within this system, which remains open to the east and to the west. The gold system consists of several generations of veins with very variable degrees of deformation and put in place within folded metasediments.

Work proved that one of these veins, called the Mustang vein, displays a good continuity and an important lateral extension at surface. The vein was followed almost continuously in trenches and its lateral extension is now confirmed over 425 metres. It remains entirely open under the overburden at both ends. The Mustang vein and its alteration envelope (silica-sericite-biotite) form a slightly sigmoidal structure of metric to plurimetric thickness traced at surface. The vein is west-southwest-east-northeast oriented with a steeply north-dipping (75°- 80°). Many visible gold grains, some of which were very coarse in places, were found in several locations all along the Mustang vein. The vein contains little sulphides but its alteration envelope contains up to 5% disseminated arsenopyrite and a few gold grains locally. The Mustang vein was systematically channel sampled along regularly-spaced lines whose location was not biased by the presence of numerous visible gold grains.

The results obtained are thus variable because of the free nature of gold in the Mustang Vein. The best result obtained was 23.28 uncut (11.14 cut) g/t Au over 4.6 metres but several other channels also yielded encouraging results comprised between 9.66 g/t Au over 4 metres and 7.65 g/t Au over 1.7 metres. The other channels returned results generally varying between 1.05 g/t Au over 7.3 metres and 1.42 g/t Au over 0.5 metres.

Many other interesting channel results were obtained in the main stripping area within other quartz veins and their altered envelopes. The best results included 3.45 g/t Au over 6.95 metres, 5.47 g/t Au over 4 metres, 5.08 g/t Au over 4.2 metres, 2.47 g/t Au over 6.8 metres and 4.09 g/t Au over 2.2 metres, but many other channels yielded very anomalous to sub-economic values. The strength of the alteration zones and of the vein network declines gradually when moving towards the currently known limits of the vein system. Mapping and prospecting work carried out outside the main stripping area also led to the discovery of other interesting gold showings in several places on the Wabamisk grid. These gold showings are comparable to that of the main stripped zone and are all part of the same field of auriferous quartz veins, which is now traced over 7 kilometres and remains totally open in the folded sequence of metasediments.

For complete results of the 2012 exploration program, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, Summer 2012 Exploration Program, Anatacau Property, Quebec, March 2013” prepared by Francis Chartrand, Ph.D., P.Geo., and Anne-Marie Beauchamp, B.Sc., geologist in training, and “Technical Report and Recommendations, Summer 2012 Exploration Program – Wabamisk Project – January 2013” prepared by Francis Chartrand, Ph.D., P.Geo., Anne-Marie Beauchamp, B.Sc., geologist in training, and Mathieu Savard, geo., B.Sc., all staff members of Virginia Mines Inc. Both reports were filed on SEDAR (www.sedar.com) on April 9, 2013.

3.2.6

Mineralization

Mineralization observed on the property is summarized in the previous section.

For more details on the mineralization, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, Summer 2012 Exploration Program, Anatacau Property, Quebec, March 2013” prepared by Francis Chartrand, Ph.D., P.Geo., and Anne-Marie Beauchamp, B.Sc., geologist in training, and “Technical Report and Recommendations, Summer 2012 Exploration Program – Wabamisk Project – January 2013” prepared by Francis Chartrand, Ph.D., P.Geo., Anne-Marie Beauchamp, B.Sc., geologist in training, and Mathieu Savard, geo., B.Sc., all staff members of Virginia Mines Inc. Both reports were filed on SEDAR (www.sedar.com) on April 9, 2013.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

3.2.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Analyzed samples coming from channels or half-cores, with lengths varying from 0.5 to 1.5 metres, are sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.2.8

Exploration and Development

In February 2013, the Company initiated a first drilling campaign to test at shallow depth the Mustang vein and the other showings of the main stripped area as well as some other geological and geophysical targets on the Wabamisk grid. As at February 28, 2013, 16 holes totalling 2,356 metres were completed but assay results are yet to come. This drilling program of about 4,500 metres will end in the spring of 2013. An induced polarisation survey of 200 kilometres was also completed in during winter 2013 to cover the extension of the sequence of fertile sedimentary rocks to the west of the current grid. Additional prospecting, mechanical stripping and mapping are also planned for the summer of 2013.

Expenditures for exploration work done by the Company are as follows:

-

For the year ended February 29, 2012:

$1.9 million

-

For the year ended February 28, 2013:

$2.4 million

3.3

Lac Pau Property

3.3.1

Property Description and Location

The Lac Pau property is located in the vast James Bay region, in the northern part of the Caniapiscau reservoir, 70 kilometres north-east of the Trans-Taïga road. The property is equipped with a landing strip and many outfitter camps occupy this area. The property is accessible via a 65-kilometre-gravelled road and consists of 802 claims covering 39,182.92 hectares. In June 2011 the Company announced the conclusion of an agreement with IAMGOLD pursuant to which the latter has the option to acquire a 50% interest in the property in consideration of payments totalling $130,000 and exploration expenditures of $6 million to be carried out over the next seven years. The Company is the operator.

3.3.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible via the Trans-Taïga road and infrastructures such as lodging (Lac Pau outfitter camp) and airstrip are in place. The landscape is composed mainly of peatland with a few rounded topographic heights. The vegetation presents mostly softwood in altitude and peatland in the valleys. The hydrographic network is well developed with substantial sectors covered by lakes and rivers. Part of this hydrographic network has been man-made modified with the construction of dams and a spillway. The Caniapiscau reservoir is situated at the east tip of the staked area.

3.3.3

History

It appears that no significant work has been done in the past in the area of the Lac Pau property. Some prospecting that aimed mainly at search for uranium was carried out in the 1970’s by a few companies. More recently, BHP Minerals Canada Ltd. conducted till sampling in the region in late 1990’s.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

3.3.4

Geological Setting

The Lac Pau area lies within the Archaean Superior Province, in the middle part of the Ashuanipi gneisso-plutonic Sub-Province near the western contact with the La Grande volcanosedimentary Sub-Province. The Ashuanipi Sub-Province (or the Ashuanipi complex) mostly consists of diatexite (2.68-2.66 Ga) with local migmatitic enclaves of paragneiss and iron formation. It also contains paragneiss injected with plutons and sills of tonalite or syenite, syenite to nephelite or of monzonite.

The geology of the Lac Pau property is characterized by the presence of a metasedimentary belt. Rocks observed on the property are felsic paragneiss interpreted as arenite-wackes. The following lithologies are also found: ultramafic rocks (interpreted pyroxenite), amphibolites (interpreted basalt) and ± phenocristic orthogneiss (interpreted quartziferous to monzodiorite diorite). Supracrustal rocks are crosscut by late felsic intrusions varying in composition (granitic to tonalitic). The volcanosedimentary belt overlies a tonalitic to granodioritic bedrock. The belt is east-west oriented in the west part of the property with a known width of about 6-8 kilometres. The belt branches off to the northeast while decreasing in thickness in the eastern part of the property. The average thickness of the belt quickly narrows from 6-8 kilometres to 1-2 kilometres wide.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Summer 2012 Prospecting Program, Lac Pau Project, Québec, October 2012”, prepared by Jérôme Lavoie, M.Sc., P.Eng., staff member of Virginia Mines Inc. The report was filed on SEDAR (www.sedar.com) on January 24, 2013.

3.3.5

Exploration Work and Drilling

The Lac Pau project is the results of a regional reconnaissance program carried out by the Company to test arsenic anomalies in bottom lake sediments located just to the north of the Caniapiscau Reservoir. Initial reconnaissance and prospecting conducted in fall 2006 and summer 2007 led to the discovery of some interesting gold showings within paragneisses and dioritic to tonalitic intrusives. These showings, which are associated with disseminated sulphides, yielded values of 0.71 g/t Au to 4.48 g/t Au in selected samples and channel results generally varying between 1 g/t and 2.5 g/t Au over 2 to 5 metres in thickness.

Following these initial encouraging results, the Company has since carried out more important exploration including magnetic and induced polarization ground geophysical surveys, mechanical stripping, mapping and sampling as well as two drilling programs totalling 44 holes for a total of 6,388 metres in the winters of 2010 and 2011. Work allowed mapping a major auriferous structure that separates the intrusive rocks of the Beausac Suite and the paragneisses of the Grosbois Suite. This fertile gold structure, called the Lac Pau gold corridor, is host to several significant gold showings spread over 12 kilometres. In general, the mineralization appears as metric to plurimetric disseminated sulphide zones (10% or less of pyrrhotite and pyrite) hosed within altered and sheared tonalitic to dioritic intrusions. The most common alterations include silicification, chloritisation, potassic alteration and alkali leaching. The best mineralized zones found to date in the Lac Pau corridor include the Tricorne showing (up to 9.02 g/t Au over 5 metres in channel and 3.43 g/t Au over 6 metres in drilling); the Jedi showing (up to 2.35 g/t over 6 metres in channel and 2.17 g/t over 8.5 metres in drilling); the Hope showing (up to 13.04 g/t over 3 metres in channel and 69.78 g/t Au (24.15 cut) over 1.2 metres in drilling); the Beausac-2 showing (14.43 g/t Au over 2 metres in channel; and the Obiwan showing (2.1 g/t over 5 metres in channel).

During fiscal 2013, the Company and its partner pursued estimating the potential of the Lac Pau corridor. A 15-hole drilling program of 2,970 metres was carried out during the winter of 2012 to further evaluate the sectors of the Hope, Jedi and Jedi Extension showings. Best results come from the Jedi area. Hole PAU-12-058 crosscut down to a vertical depth of 180 metres a large zone of alteration and disseminated sulphides, which yielded 1.74 g/t Au over 31.5 metres within a larger interval grading 0.97 g/t Au over 69 metres. This intersection is located about 100 metres under hole PAU-11-032, which had returned 1.64 g/t Au over 11.6 metres. The Jedi zone seems to considerably thicken at depth on this section. At 200 metres to the north, hole PAU-12-057 returned in the same zone an interval grading 0.53 g/t Au over 23 metres to a vertical depth of 130 metres. About two kilometres further north in the Jedi Extension area, hole PAU-12-055 crosscut a highly-anomalous interval grading 0.52 g/t Au over 16.5 metres. Most of the other holes drilled in the winter of 2012 also crosscut zones of alteration and disseminated sulphides but failed to return large halos anomalous in gold. Limited surface exploration was also conducted in the summer of 2012. Work included geological mapping, prospecting and a large till sampling survey (272 samples) in the southern portion of the property. Work defined a few new interesting targets in a relatively little explored area of the property.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

Complete results of the exploration program carried out in 2012 are reported in the 43-101 technical report entitled “Technical Report and Recommendations, Summer 2012 Prospecting Program, Lac Pau Project, Québec, October 2012”, prepared by Jérôme Lavoie, M.Sc., P.Eng., staff member of Virginia Mines Inc. The report was filed on SEDAR (www.sedar.com) on January 24, 2013.

3.3.6

Mineralization

The mineralization has been summarized in the preceding heading.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical “Technical Report and Recommendations, Summer 2012 Prospecting Program, Lac Pau Project, Québec, October 2012”, prepared by Jérôme Lavoie, M.Sc., P.Eng., staff member of Virginia Mines Inc. The report was filed on SEDAR (www.sedar.com) on January 24, 2013.

3.3.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were labelled and registered with unique sample numbers. The sealed sample bags were then placed in shipping bags, which were then sealed. Analyzed samples coming from channels or half-cores with lengths varying from 0.5 to 1.5 metres were delivered to ALS Chemex, a firm that specializes in treatment and analysis of samples. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.3.8

Exploration and Development

A new drilling program of about 2,700 metres was initiated in February 2013 to further evaluate the areas of the Hope, Jedi and Jedi extension showings. The Obiwan showing will also be drill tested for the first time. By the end of February 2013, three holes totalling 930 metres were completed to test at further depth the Jedi showing. These new holes visually intercepted plurimetric zones of alteration and disseminated sulphides comparable to the known mineralized zones but assay results were yet to come as at February 28, 2013.

Expenditures for exploration work done by the Company and its partner are as follows:

-

For the year ended February 29, 2012 (Company & IAMGOLD):

$1.8 million

-

For the year ended February 28, 2013 (IAMGOLD):

$1.1 million

3.4

Nichicun Property

3.4.1

Description and Location of the Property

The Nichicun property is situated in the central part of the province of Quebec, northwest of the Otish Mountains. It straddles NTS sheets 33H08 and 33H09. It is located 54 kilometres southeast of the Mirage outfitter camp and 100 kilometres east-southeast of the LG-4 airport. It is accessible by air only. The property is owned 100% par the Company and consists of 272 designated claims for total surface area of 13,514.86 hectares.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

3.4.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by floatplane or helicopter from the Mirage outfitting camp. The region is characterized by a rather flat relief with a few low-rounded hills. The taiga characterizes the vegetation in this area. There is no infrastructure but the Noella camp located about 15 kilometres to the northeast.

3.4.3

History

It appears that no major work was done in the past on the Nichicun property.

3.4.4

Geological Settings

Rocks found on the Nichicun property belong to the Superior Province, most particularly to the La Grande Sub-Province. Achaean volcano-sedimentary rocks present in the area are part of the Duhesme Group, which consists of three formations: the Escale Formation, the Damas Formation, and the Thor Formation. These rocks are crosscut by granodioritic, dioritic and tonalitic masses as well as by monzodiorites and porphyric monzonites. The Escale Formation is made of mafic to felsic volcanics and outcrops into the central part of the Nichicun property. The band of volcanics gets thinner to the west but is observed over several kilometres. The western part of the property presents a geology dominated by sedimentary units from the Dalmas and Thor Formations. The Dalmas Formation is composed mainly of metawackes and represents the main lithology of the area. However, a few oxidized banded iron formations as well as levels of ultramafic rocks are present inside the formation. The Thor Formation is composed of conglomerates mainly polygenic as well as of massive arenites outcropping to the east of the Escale Formation. All these rocks are intersected at different levels by pegmatite injections.

The volcano-sedimentary units that are part of the surveyed area are generally quite deformed. Rocks present schistosities with a general direction relatively steady to N080 with weak to moderate dips. However, the main schistosity tends to a northeast-north-south direction in the eastern part of the property.

For more details on the geological setting, the reader is referred to the 43-101 technical report entitled “Rapport technique et recommandations, Campagne d’exploration 2012, Projet Nichicun, Mines Virginia inc., Février 2013”, prepared by two staff member of Virginia Mines Inc.: Isabelle Roy, B.Sc., P.Geo., and Rose-Anne Bouchard, junior geologist. The report was filed on SEDAR (www.sedar.com) on April 9, 2013.

3.4.5

Exploration Work and Drilling

The Nichicun property was acquired in 2007, following regional reconnaissance that led to the discovery, in this sector, of a gold showing grading 8.5 g/t Au in a selected sample. Limited prospecting followed up in the summer of 2009 and yielded values of 2.01 g/t Au, 2.8 g/t Au, 2.05 g/t Au, 3.21 g/t Au, 10.4 g/t Au and 22.6 g/t Au from samples selected on a series of outcrops found in a 100-metre radius around the showing discovered in 2007. More intensive work including a high-definition, heliborne magnetic survey (1,092 kilometres) and an induced polarization ground survey (54 kilometres) prospecting, mechanical stripping and channel sampling was conducted in the summers of 2010 and 2011. This work program outlined two new interesting sectors. In the area of the Portageur showing, numerous gold values were obtained within disseminated-arsenopyrite mineralization zones (<10%) associated with sedimentary rocks (arenite and conglomerate) generally highly altered (quartz-biotite-tourmaline-actinolite). These mineralized zones were traced over more than 600 metres laterally. Ten or so selected samples collected to characterize the mineralization yielded values varying between 1.2 g/t Au and 8.88 g/t Au. A few manual and mechanical trenches were done and channel sampling returned results from 1.3 g/t Au over 1 metre to 2.48 g/t Au over 6 metres. Sedimentary rocks are east-northeast oriented with a dip of 30 to 40 degrees to the southeast. The Petit Pas sector, located two kilometres southwest of the Portageur area, comprises the gold showings discovered in 2007 and 2009. The mineralized zones correspond to metasomatic metric bands with a high percentage of garnets and disseminated pyrrhotite, pyrite and arsenopyrite in mafic volcanics. Visible gold grains were also observed locally. Channel sampling performed on trenches graded 52.87 g/t Au over 2 metres, 2.32 g/t Au over 3 metres, and 2.13 g/t Au over 3 metres.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

During fiscal 2013, the Company intensified exploration on the Nichicun property. An 11-hole drilling program for 1,797 metres was done in early summer 2012. In the Portageur area, eight holes tested at shallow depth the extension of the mineralized zones. In general, the holes crosscut little mineralization comparable to that observed at surface except for hole NC-12-004, which yielded two intervals anomalous in gold grading 0.89 g/t Au over 0.5 metres and 0.21 g/t Au over 4 metres. However, most of the holes testing this area intercepted various alteration zones in basalts, andesite and sediments. In the Petit Pas area, drilling generated a few metric intersection anomalous in gold grading up to 1.51 g/t Au over 3.1 metres including 3.04 g/t au over 1 metre.

Work consisting of prospecting and mechanical stripping was conducted in complement to this drilling campaign. Ten trenches were excavated in the southeastern portion of the grid. One of these trenches testing a gold showing discovered in 2011 and grading 1.43 g/t Au exposed a mineralized zone (1-5% arsenopyrite-pyrite) over a few metres within wackes and arenites in contact with the basalts. This mineralized zone yielded 1.99 g/t Au over 2 metres including 3.26 g/t Au over 1 meter and 1.02 g/t Au over 4.2 metres including 2.32 g/t Au over 0.9 metres. This new showing, called Elvis, is similar to the Portageur zone, which is located more than two kilometres to the northwest.

Complete results from the exploration program conducted in fiscal 2012 are reported in the 43-101 technical report entitled “Rapport technique et recommandations, Campagne d’exploration 2012, Projet Nichicun, Mines Virginia inc., Février 2013”, prepared by two staff member of Virginia Mines Inc.: Isabelle Roy, B.Sc., P.Geo., and Rose-Anne Bouchard, junior geologist. The report was filed on SEDAR (www.sedar.com) on April 9, 2013.

3.4.6

Mineralization

For more details about the mineralization, the reader is referred to the 43-101 technical report entitled “Rapport technique et recommandations, Campagne d’exploration 2012, Projet Nichicun, Mines Virginia inc., Février 2013”, prepared by two staff member of Virginia Mines Inc.: Isabelle Roy, B.Sc., P.Geo., and Rose-Anne Bouchard, junior geologist. The report was filed on SEDAR (www.sedar.com) on April 9, 2013.

3.4.7

Sampling and Assays

Samples were collected and processed by personnel contracted by the Company. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility; however they were initially stored at the camp in unlocked facilities. Storing in locked facilities was deemed unnecessary by the Company due to the remote location of the camp. Bags remained sealed until the ALS Chemex personnel opened them.

3.4.8

Exploration and Development

Taking into account the drill results, no important exploration is planned on the project for the next fiscal year.

Expenditures for exploration work done by the Company are as follows:

-

For the year ended February 29, 2012:

$1.2 million

-

For the year ended February 28, 2013:

$1.0 million

3.5

Trieste Property

3.5.1

Property Description and Location

The Trieste property is located in the central part of the province of Quebec, to the northwest of the Otish Mountains. It straddles topographic sheets 33H01 and 33H08 and is situated 115 kilometres southeast of the LG-4 Airport. It is accessible only by air. The Company is the sole owner of the property, which consists of 525 designated claims covering 27,087.61 hectares.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

3.5.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by floatplane or helicopter from the Mirage outfitting camp. The region is characterized by a rather flat relief with a few low-rounded hills. The taiga characterizes this area. There is no infrastructure in this sector but the Noella exploration camp located about 15 kilometres to the northeast.

3.5.3

History

It appears that no major work was done in the past on the Trieste property.

3.5.4

Geological Setting

The Trieste project is located within the Trieste Achaean belt to the east end of the La Grande sub-Province. This belt consists primarily of amphibolites and is followed over 50 kilometres with a width of up to 4 kilometres. The volcanic belt is also host to a large gneiss-quartz-feldspath sequence of sedimentary origin. The geometry of the volcano-sedimentary sequence is largely controlled by numerous syn-tectonic to post-tectonic intrusions.

For more details on the geological setting, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance Program, Trieste Project, Québec, Virginia Mines Inc., January 2013”, prepared by two staff members of Virginia Mines Inc.: Isabelle Roy, B.Sc., P.Geo., and Rose-Anne Bouchard, geologist in training. The report was filed on SEDAR (www.sedar.com) on April 9, 2013.

3.5.5

Exploration Work and Drilling

The project is the result of a regional reconnaissance program carried out in the summer of 1998 that led to the discovery of the Linda Bloc, an erratic bloc of metasomatised (pyroxene-quartz-arsenopyrite-lollingite) iron formation grading 20.8 g/t Au. During the 1998 to 2009 period, the Company carried out a MAG-EM airborne survey as well as limited ground geophysical surveys (max-min and IP) on two small grids of cut lines (grids NE and NO). Prospecting and a till survey were conducted in the same period. Prospecting led to the discovery of other auriferous blocs similar to that of the Linda Bloc, of which one is located 250 metres north of the Linda Bloc and grading 9.1 g/t Au, and another located 6 kilometres to the north and grading 16.9 g/t Au. Many other similar blocs grading between 1.1 and 5.1 g/t Au were also discovered over the entire property. The till survey detected a few gold anomalies and some grab samples quite rich in lollingite grains. The distribution of the gold-bearing blocs over the entire property, their characteristic composition (pyroxene-quartz-arsenopyrite-lollingite) and the gold anomalies suggest the presence of an important gold system. According to this assessment, the gold mineralization seems to be associated with one or several units of iron formations affected by an intense metasomatic alteration.

Line cutting and induced polarization surveys were initiated in the winter of 2011 and completed in the winter of 2012 in order to locate the possible source of the erratic blocs and gold tills. A detailed heliborne magnetic survey was also carried out over the entire property in the winter of 2012. An extensive program of prospecting, mechanical stripping and till sampling was conducted in the summer of 2012. Prospecting covered mainly little explored or unexplored areas. In total, 124 outcrops and 45 erratic blocs were outlined during prospecting. Mechanical stripping aimed at explaining the numerous IP anomalies and some gold showings on the main grid.

Unfortunately, mechanical stripping was not too successful. Indeed, the thickness of overburden was an obstacle to reaching the bedrock at several points; consequently, most of the IP anomalies remain unexplained. Trenches mapped on the south grid are all recognized as locally-altered paragneisses, at times conductors and weakly mineralized. Assay results are rather disappointing. It appears that drilling is the only way to test the potential of the numerous unexplained IP anomalies and the interpreted source of the dispersion train of the frequent erratic blocs present on the Trieste property.

Complete results from the exploration program conducted in fiscal 2012 are reported in the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance Program, Trieste Project, Québec, Virginia Mines Inc., January 2013”, prepared by two staff members of Virginia Mines Inc.: Isabelle Roy, B.Sc., P.Geo., and Rose-Anne Bouchard, geologist in training. The report was filed on SEDAR (www.sedar.com) on April 9, 2013.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

3.5.6

Mineralization

For more details about the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance Program, Trieste Project, Québec, Virginia Mines Inc., January 2013”, prepared by two staff members of Virginia Mines Inc.: Isabelle Roy, B.Sc., P.Geo., and Rose-Anne Bouchard, geologist in training. The report was filed on SEDAR (www.sedar.com) on April 9, 2013.

3.5.7

Sampling and Assays

Samples were collected and processed by personnel contracted by the Company. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility; however they were initially stored at the camp in unlocked facilities. Storing in locked facilities was deemed unnecessary by the Company due to the remote location of the camp. Bags remained sealed until the ALS Chemex personnel opened them.

3.5.8

Exploration and Development

The Company will await the interpretation of all assay results before deciding on future work to be carried out.

-

For the year ended February 29, 2012

$0.3 million

-

For the year ended February 28, 2013

$1.1 million

3.6

Ashuanipi Property

3.6.1

Property Description and Location

The Ashuanipi property is located in the James Bay region, province of Quebec, more precisely in the southern portion of the Caniapiscau Reservoir, about 180 kilometres northwest of the mining town of Fermont. The property consists of 596 claims covering 30,371.12 hectares. As per an agreement entered into during fiscal 2012, the Company transferred to AAEC a 50% interest in the 596 mining claims forming the property. To maintain its 50% interest in the property, AAEC must engage $5 million in exploration work over a five-year period. AAEC may, at its sole discretion, accelerate such funding. The Company is the operator.

3.6.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by the Trans-Taïga Road, up to the Brisay hydroelectric station operated by Hydro-Québec, and then from a gravelled seasonal road, serving the dams in the southwest of the Caniapiscau reservoir, up to the camp. The property is located between 20 to 70 kilometres from the exploration camp and may be accessed by plane or helicopter. The ground is mostly peat bog with a few rounded topographic peaks. The vegetal cover is generally characterized by conifers in altitude and peat bog vegetation in the valleys. The hydro-graphic network is well developed, with substantial areas occupied by lakes and rivers. Part of this hydrographic network has been subject to man-made modifications (Caniapiscau reservoir). The Caniapiscau reservoir stretches to the north of the area.

3.6.3

History

It seems that no major work was done in the past in the area of the Ashuanipi property except for some prospecting and airborne geophysical surveys focussing on search for uranium, carried out by other companies in the 1970’s.

3.6.4

Geological Setting

The sector is located in the Achaean Superior Province. Rocks belong to the metamorphic-plutonic complex of Ashuanipi, which is mostly composed of diatexite (2.68 to 2.66 My) formed by granodiorite with local inclusions of migmatitic paragneisses and iron formation. It also includes paragneiss horizons (3.3 to 2.7 My) injected by plutons and sills of tonalite, syenite or monzonite.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

The prospected area lies mostly in the lithotectonic domain of Caniapiscau, which differs from the Ashuanipi complex, with a generally lower degree of metamorphism. It is also characterized by the occurrence of bimodal metavolcanic sequences and plutonic rocks, paragneiss units, alumino-silicate paragneiss, iron formation (silicate, oxide and sulphide), as well as a series of post-tectonic intrusions associated with intense magnetic anomalies.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec, December 2012”, prepared by three staff members of Virginia Mines Inc.: Pascal Simard, B.Sc., Eng. jr., Simon Hébert, Geologist in training and Paul Archer, M.Sc., Ing. The report was filed on SEDAR (www.sedar.com) on April 16, 2013.

3.6.5

Exploration Work and Drilling

The Ashuanipi project is the result of a regional reconnaissance survey carried out by the Company in the summer of 2007, which led to the discovery of several interesting polymetallic showings within little explored Achaean volcanic belts. Reconnaissance samples collected on these showing yielded values of 0.1 to 2.25 g/t au, 1.2 to 536 g/t Ag, 0.24 to 2.93% Cu and 0.2 to 3.26% Zn.

Further to these results, the Conpanyv conducted, in the spring of 2008, an extensive VTEM heliborne geophysical survey totalling 2,198 linear kilometres spread over two distinct blocks. Prospecting, geological mapping and mechanical stripping that followed in the summer of 2008 led to the discovery of new significant mineralized showings on the two blocks of claims. Samples collected on the southern block to characterize the mineralization yielded results varying from 0.15% to 3.92% Cu, 0.27% to 8.94% Zn and 0.13 to 6.29 g/t Au. As for the northern block, little mineralization was found in place but several erratic blocks returned values anomalous in Cu-Zn-Au-Ag with occasional higher values reaching up to 14.1% Cu, 4.14% Zn, 1.9 g/t Au and 7.61 g/t Ag. The source of these mineralized blocks could be very local as the northern sector is located in the vicinity of a glacier ice centre.

An important program of mechanical stripping and prospecting was completed in the summer and fall of 2010. Mechanical stripping was carried out on the northern block to test the VTEM anomalies that remained unexplained during the summer 2008 program, and to track down the source of numerous mineralize erratic blocks. In total, 63 trenches were excavated on several targets and 933 channel samples were collected for a total of 919.2 linear metres. Despite these efforts, no significant results were obtained except for a few values anomalous in Au, Ag, As and Zn. The source of the numerous mineralized blocks is still to be found.

A short phase of prospecting was also conducted in the fall of 2010 on the southern block of the property, with the main goal of evaluating the gold potential of the area and making a return on the copper-gold showings discovered in 2008 in a potassic intrusion. Work led to the discovery, within this intrusion, of a mineralized zone followed sporadically over a distance of more than three kilometres. The copper (up to 5%) and molybdenum (up to 5%) disseminated mineralization forms an envelope of 1 to 15 metres, which follows a north-northeast orientation and seems to mould the contours of the intrusion. Outcrops and mineralized blocks returned values varying between 0.4 and 3.8 g/t Au; 0.3 and 8.6% Cu; and 0.1 and 1.3% Mo, 10.2 and 49.6 g/t Ag in selected samples. Locally, manual stripping allowed for channel sampling that returned values of 1.93 g/t Au, 11.3 g/t Ag and 1.56% Cu over 3 metres including 4.36 g/t Au, 20.1 g/t Ag and 3% Cu over 1 metre.

A high-definition, heliborne magnetic survey (934 kilometres) was carried out on the southern block in March 2011. In the same period, line cutting and an induced polarization survey were also initiated but could not be completed because of an earlier spring break-up. Subsequently, the Company and its partner AAEC conducted, during the summer of 2011, an extensive program of mechanical stripping and prospecting to further test the copper-gold zone. In total, 29 trenches were excavated along the mineralized corridor and 807 channel samples were collected. In general, channel sampling returned anomalous values (0.2 to 1.56 g/t Au and 0.3 to 1.05% Cu) in average thicknesses of 1 to 2 metres but reaching, at times, 6 to 9 metres. Some higher values (2.8 to 3.85 g/t Au and 1.5 to 2.06% Cu) were obtained in samples grabbed on mineralized blocks or new outcrops discovered through prospecting.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

Exploration work continued on the southern block during fiscal 2013. The induced polarization survey, which was interrupted in the previous year, was completed in the winter of 2012. Subsequently, prospecting and geological mapping covered the grid of cut lines and a group of new claims acquired in the winter of 2012. Many unexplained IP anomalies on the cut grid were tested by mechanical stripping. Due to deep overburden in this area prospecting did not reveal any mineralized showings on the new claims. Mechanical stripping and mapping performed on the grid allowed to explain some IP anomalies by the presence of disseminated sulphides (pyrite and chalcopyrite) in dioritic to granodioritic rocks. In general, results were rather disappointing. Most of the IP anomalies located in the southern portion remained unexplained once again because of deep overburden in this area. Work including modelling and interpretation of geophysical data, carried out in the fall of 2012, outlined several interesting targets on the cut grid. These targets are often situated at vertical depths exceeding 100 metres and prospecting is the only way to test them.

For complete results of exploration work carried out in fiscal 2013, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec, December 2012”, prepared by three staff members of Virginia Mines Inc.: Pascal Simard, B.Sc., Eng. jr., Simon Hébert, Geologist in training and Paul Archer, M.Sc., Ing. The report was filed on SEDAR (www.sedar.com) on April 16, 2013.

3.6.6

Mineralization

The mineralization has been summarized in the preceding sub-section.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Reconnaissance and Trenching Program, Ashuanipi Project, Québec, December 2012”, prepared by three staff members of Virginia Mines Inc.: Pascal Simard, B.Sc., Eng. jr., Simon Hébert, Geologist in training and Paul Archer, M.Sc., Ing. The report was filed on SEDAR (www.sedar.com) on April 16, 2013.

3.6.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples coming from selected samples or channels varying from 0.5 to 1.5 metres have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were sealed with fibreglass tape. Individual bagged samples were then placed in shipping bags and stored at the camp. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Samples were then loaded onto a cube van for transportation to Val-d’Or where the Company’s personnel delivered them to the ALS Chemex sample preparation facility. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.6.8

Exploration and Development

The Company and AAEC will pursue exploration on the southern block during fiscal 2014 with a budget of $1.6 million. A program consisting of line cutting and an induced polarization survey was completed during the winter of 2013 on the group of claims acquired in the winter of 2012. A first 10-hole or so drill program (1,200 metres) is also planned for the summer of 2013. Drilling will test mainly the best geophysical targets on the main grid. Limited prospecting will also be carried out on the new geophysical anomalies detected in the winter of 2013.

Expenditures for exploration work done by the Company and its partner are as follows:

-

For the year ended February 29, 2012 (Company & AAEC):

$1.2 million

-

For the year ended February 28, 2013 (AAEC):

$1.2 million

Annual Information Form, May 13, 2013

Virginia Mines Inc.

3.7

Baie Payne Property

3.7.1

Description of Property and Location

The Baie Payne property is located directly to the north of the Kangirsuk village, on the west shore of the Ungava Bay. It consists of 471 claims totalling 18,890.07 hectares within map sheets 25C/04, 25D/01 and 25D/08. As per an agreement entered into in March 2011 the Company transferred to AAEC a 50% interest in the claims and other mineral tenements forming the Baie Payne property. To maintain its interest, AAEC had to fund an aggregate of $4 million in exploration expenditures over a six-year period, which it achieved during fiscal 2013. The project is now a 50-50 partnership. AAEC is the operator since January 2012.

3.7.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The Baie Payne property is located close to the village of Kangirsuk, on the north shore of Arnaud river (60o 05'N, 70o 02'W), in the Ungava Peninsula in New Quebec (Nunavik). Access to the northern village of Kangirsuk is provided by Air Inuit which offers daily flights from Montréal or other major Quebec southern cities via Kuujjuaq. The whole property is easily accessible all-year round by helicopter, whereas floatplanes and all-terrain vehicles can be used in specific areas during summer. When snow covers the landscape, snowmobile is an effective means of transportation to reach all four blocks of claims.

The property, located well above the tree line, is entirely covered by tundra. High terrains commonly consist of extensive exposures of outcrops. Altitude varies from 50 to 800 metres. Lakes are abundant but tend to be relatively small and have a shallow depth.

3.7.3

History

Exploration work in the Baie Payne area historically focussed on iron ore along the margin of the Roberts Syncline, with documented activity beginning in 1938 and persisting intermittently until the mid 1960’s. Although substantial deposits were discovered, none were put into production. The Kyak intrusion was investigated briefly in the 1960’s and early 1970’s for its nickel potential, with exploration work including two independent airborne EM-MAG surveys, grid mapping and prospecting, limited ground geophysical surveys, as well as 2,850 metres of drilling (26 holes, EX core). No additional work was done over the Kyak intrusion until 1986, when the northeastern half of the complex was subject to reconnaissance mapping for PGE mineralization.

3.7.4

Geological Setting

The property is located at the northern extremity of the New Québec Orogen also known as the Labrador Trough. The property covers in its northern portion three mafic/ultramafic complexes (Qarqasiaq, Chaunet Est, Chaunet Ouest) which reach up to 1,000 metres in thickness with a cumulative lateral extent of 41 kilometres. Its southern portion covers the Kyak intrusion, a 6 x 16 km layered mafic/ultramafic complex mostly of gabbroic composition. All these complexes are hosted by a supracrustal sequence of iron formations, basalts and sulfide-rich mudstones, within a folded allochtonous structure named the Roberts syncline.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2012 Exploration Program, Payne Bay Property, Québec, Anglo American Exploration (Canada) Ltd. – Virginia Mines Inc. March 2013”, prepared by three staff members of Anglo American Exploration (Canada) Ltd.: Marc-Antoine Laporte, M.Sc., G.I.T., Project Geologist, Circe Malo-Lalande, M.Sc.A., Ing., Project Geologist, and Clément Dombrowski, M.Sc.A., Geo., Senior Geologist. The report was filed on SEDAR (www.sedar.com) on April 11, 2013.

3.7.5

Exploration Work and Drilling

The Baie Payne property covers four important mafic/ultramafic complexes (Kyak, Qarqasiaq, Chaunet Est and Chaunet Ouest), which contain 40 or so Ni-Cu showings grading up to 6.5% Ni. The Kyak intrusion was the object of sporadic exploration for nickel in the 1960s and early 1970s, but the other ultramafic complexes did not undergo systematic exploration before the acquisition by Osisko of exploration permits in the late 1990s.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

The Company got involved in the property in late 1998 and carried out, in partnership with Osisko, mapping and geophysical surveys as well as two diamond-drilling programs in 2000 (6 holes for 1,556 metres) and 2001 (9 holes for 1,648 metres). After becoming the sole active owner of the project, the Company conducted, in October 2008, an airborne TDEM survey covering the entire property using the AeroTEM IV system. This survey totalled 1,352 linear kilometres. Work was followed, in summer 2010, by a short program of prospecting and ground verification.

The Company and its partner AAEC carried out, in summer 2011, extensive surface exploration including a phase of geological mapping and prospecting as well as a ground TDEM survey. The intended goals of this work were to better define the fertile mafic/ultramafic units on the property, to discover new surface nickeliferous showings, and to test the presence of electromagnetic conductors within these fertile units. A few new showings of disseminated sulphides (pyrrhotite ± chalcopyrite) forming plurimetric to decametric rusted zones were discovered within ultramafic rocks and yielded values anomalous in nickel and copper. The electromagnetic geophysical survey was slowed down by several logistical challenges. Consequently, only 40 kilometres or so were completed at the end of the program. A vast heliborne magnetic survey totalling more than 13,000 kilometres was carried out over the entire property in parallel with this work.

The project was active throughout fiscal 2013. A new ground TDEM survey was conducted during the winter and the summer of 2012 to complete the coverage of all fertile ultramafic rocks on the property. All geophysical data acquired over the past years were the object of an exhaustive interpretation, which allowed defining several interesting targets within favourable geological units.

Complete results of the 2012 drilling program are reported in the 43-101 technical report entitled “Technical Report and Recommendations, 2012 Exploration Program, Payne Bay Property, Québec, Anglo American Exploration (Canada) Ltd. – Virginia Mines Inc. March 2013”, prepared by three staff members of Anglo American Exploration (Canada) Ltd.: Marc-Antoine Laporte, M.Sc., G.I.T., Project Geologist, Circe Malo-Lalande, M.Sc.A., Ing., Project Geologist, and Clément Dombrowski, M.Sc.A., Geo., Senior Geologist. The report was filed on SEDAR (www.sedar.com) on April 11, 2013.

3.7.6

Mineralization

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2012 Exploration Program, Payne Bay Property, Québec, Anglo American Exploration (Canada) Ltd. – Virginia Mines Inc. March 2013”, prepared by three staff members of Anglo American Exploration (Canada) Ltd.: Marc-Antoine Laporte, M.Sc., G.I.T., Project Geologist, Circe Malo-Lalande, M.Sc.A., Ing., Project Geologist, and Clément Dombrowski, M.Sc.A., Geo., Senior Geologist. The report was filed on SEDAR (www.sedar.com) on April 11, 2013.

3.7.7

Sampling and Assays

Samples were collected and processed by personnel contracted by the Company. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility; however they were initially stored at the camp in unlocked facilities. Storing in locked facilities was deemed unnecessary by the Company due to the remote location of the camp. Bags remained sealed until the ALS Chemex personnel opened them.

3.8.8

Exploration and Development

A first drilling program of about 3,000 metres is planned for the summer of 2013.

Expenditures for exploration work done by AAEC and the Company are as follows:

-

For the year ended February 29, 2012 (AAEC):

$2.4 million

-

For the year ended February 28, 2013 (Company &AAEC):

$2.5 million

Annual Information Form, May 13, 2013

Virginia Mines Inc.

3.8

Lac Gayot Property

3.8.1

Description of Property and Location

The property Lac Gayot is located 115 kilometres north of the Fontanges Airport in the Caniapiscau region of New Quebec. It consists of 530 claims totalling 25,777.05 hectares within NTS sheets 23M/09, 23M/10 and 23M/11. As per an agreement reached in June 2011, KGHM has the option of acquiring a 50% interest in the property in consideration of payments totalling $100,000 and $10 million in exploration work to be carried out over a nine-year period. The Company is the operator. The agreement is subject to 1% NSR to Billiton Resources Canada.

3.8.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by floatplane or helicopter from the Mirage outfitting camp located 255 kilometres to the southwest or from the Lac Pau hydro base, 115 kilometres to the southeast. Company’s Coulon camp is also a very good entry point to the Lac Gayot project. These three sites are year-round easily accessible by the Trans-Taiga Road.

The region is characterized by an irregular relief with a few rounded hills. The taiga characterizes the vegetation of this sector but the highest hills indicate sparse vegetation, which is typical of the tundra. Infrastructures are inexistent in this area.

3.8.3

History

It appears that no major work was done in the past on the Lac Gayot property.

3.8.4

Geological Setting

The property covers entirely the Venus Achaean Greenstone Belt, which is subdivided into two lithostratigraphic sequences. The lower portion of the belt is dominated by a relatively wide, intermediate to felsic volcano-sedimentary sequence. It contains several ultramafic sills and dykes of plurimetric extension fertile in Ni-Cu-PGE mineralization. Highly magnetic exhalite horizons occupipy the uppermost part of this lower sequence and are structurally next to the komatiitic to spinifex basalts of the upper sequence. These magnesium-rich volcanic flows are interbedded and covered with balsalt units and their metamorphosed equivalent (amphibolites). A wide, regional-scale oxide iron formation in intercalated in basalts in the uppermost part of the sequence.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Winter 2012 Drilling Program, Lac Gayot property, Québec, Virginia Mines inc. and KGHM International Ltd., January 2013”, prepared by two staff members of Virginia Mines Inc.: François Huot, Ph.D., P. Geo., and Pascal Simard, B.Sc., Junior Engineer. The report was filed on SEDAR (www.sedar.com) April 9, 2013.

3.8.5

Exploration Work and Drilling

The Lac Gayot property is the result of a regional reconnaissance program carried out by the Company in the summer of 1998. Work led to the discovery of some nickel-copper-PGE showings within the Venus Belt. Following these initial discoveries, the Company carried out, alone or with its partners during the 1999 to 2009 period, numerous heliborne and ground Mag-EM geophysical surveys, geological mapping, mechanical stripping and prospecting as well as many drilling programs for a total of 101 holes (13,913 metres). Work led to the discovery of 12 mineralized zones rich in nickel-platinun-palladium, spread over a strike length of 25 kilometres within the Venus Belt. Values of 0.5 to 15% Ni reaching up to 17.2 g/t Pd-Pt were obtained at surface while drill intersections yielded up to 9.03% Ni, 0.6% Cu, 9 g/t Pd-Pt over 2.55 metres and 2.2% Ni, 1.41% Cu, 2.29 g/t Pd-Pt over11.4 metres. Subsequently in 2010 and 2011, the Company proceeded with an exhaustive reinterpretation of surface and drill results hence allowing to better understand the controls of the mineralization and to prioritise the best exploration targets.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

As a follow-up to this work, the Company and its partner KGHM conducted, during fiscal 2013, an important exploration program on the Lac Gayot project. A 20-hole campaign totalling 4,263 metres was completed during the winter of 2012 in parallel with surface and drill EM surveying. The holes tested mainly the Nancy and Gagnon showings and to a lesser extent the MIA, DeChamplain and Gayot showings. The most interesting results come from the Nancy area, where a few holes intersected within ultramafic rocks weakly mineralized intervals with 1-2% of finely disseminated sulphides that returned results strongly anomalous in nickel, copper and PGE over plurimetric to decametric thicknesses. Hole GA-12-085, located immediately east of the Nancy East showing, intersected near the surface a mineralized interval grading 0.74% Ni, 0.12% Cu, 0.66 g/t Pd + Pt over 14 metres including 1.04% Ni, 0.18% Cu, 0.97 g/t Pt + Pd over 8 metres. This highly anomalous intersection is immediately followed by a second mineralized interval grading 0.89% Ni, 0.21% Cu, 1.03 g/t Pt + Pd over 4 metres. On a section located 50 metres west of hole GA-12-085, holes GA-12-083 and 084 also intercepted mineralized intervals reporting 0.71% Ni, 0.11% Cu and 0.59 g/t Pt + Pd over 10.7 metres, and 0.61% Ni, 0.11% Cu and 0.72 g/t Pt + Pd over 10 metres. An interesting mineralized intersection was also obtained in the Gagnon area. Hole GA-12-094 crosscut a zone of disseminated sulphides which yielded 1.36% Ni and 1.73 g/t Pt + Pd over 3.05 metres including a thin interval of semi-massive sulphides grading 9.57% Ni, 0.55% Cu and 11.56 g/t Pt + Pd over 0.3 metres. These results demonstrate once again the highly fertile character of the ultramafic units of the Venus Belt, distinguished by very high nickel and PGE tenors in the present magmatic sulphides. The other holes drilled on the property did not intercept interesting mineralization.

Complete results of the 2012 drilling program are reported in the 43-101 technical report entitled “Technical Report and Recommendations, Winter 2012 Drilling Program, Lac Gayot property, Québec, Virginia Mines inc. and KGHM International Ltd., January 2013 », prepared by two staff members of Virginia Mines Inc.: François Huot, Ph.D., P. Geo., and Pascal Simard, B.Sc., Junior Engineer. The report was filed on SEDAR (www.sedar.com) April 9, 2013.

3.8.6

Mineralization

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Winter 2012 Drilling Program, Lac Gayot property, Québec, Virginia Mines inc. and KGHM International Ltd., January 2013 », prepared by two staff members of Virginia Mines Inc.: François Huot, Ph.D., P. Geo., and Pascal Simard, B.Sc., Junior Engineer. The report was filed on SEDAR (www.sedar.com) April 9, 2013.

3.8.7

Sampling and Assays

Samples were collected and processed by personnel contracted by the Company. They were immediately placed in plastic sample bags, tagged and recorded with unique sample numbers. Sealed samples were placed in shipping bags, which in turn were sealed. All samples were shipped to the ALS Chemex sample preparation facility; however they were initially stored at the camp in unlocked facilities. Storing in locked facilities was deemed unnecessary by the Company due to the remote location of the camp. Bags remained sealed until the ALS Chemex personnel opened them.

3.8.8

Exploration and Development

There is no exhaustive exploration planned by KGHM and the Company for the next year.

Expenditures for exploration work done by KGHM are as follows:

-

For the year ended February 29, 2012:

$0.8 million

-

For the year ended February 28, 2013:

$2.4 million

Annual Information Form, May 13, 2013

Virginia Mines Inc.

ITEM IV – DIVIDENDS AND DISTRIBUTION

Since its incorporation, the Company has not paid any cash dividends on its outstanding common shares. Any future dividend payment will depend on the Company’s financial needs to fund its exploration programs and its future financial growth and any other factors that the board deems necessary to consider in the circumstances. It is highly unlikely that any dividends will be paid in the near future. The Company is limited in its ability to pay dividends on its common shares by generally applicable restrictions under corporate law referred to “solvency tests”.

ITEM V – DESCRIPTION OF CAPITAL STRUCTURE

The Company’s authorized capital stock consists of an unlimited number of common shares without par value, of which, as of February 28, 2013, a total of 32,506,633 shares were issued and outstanding. Each common share confers upon the holder the right to one vote at all shareholders’ meetings, to receive all dividends associated with this class of shares as declared by the Company, and upon the dissolution of the Company, the holder is entitled to receive, along with other shareholders, a share of the Company’s assets, proportional to his/her holdings.

ITEM VI – STOCK MARKET FOR THE TRADING OF SHARES

The shares of the Company have been listed on the Toronto Stock Exchange (symbol VGQ) since April 5, 2006. Prior thereto, the shares of the Company’s predecessor entity, Virginia Gold Mines Inc., had been listed on the Toronto Stock Exchange since the formation of the predecessor entity in June 1996.

Trading Price and Volume

The table below provides information as to the high and low prices of the Company’s common shares, and monthly trading volume for the shares during fiscal year 2013.

2012	Low ($)	High ($)	Volume
March	9.34	9.82	265,123
April	9.05	9.90	230,549
May	8.32	9.27	360,983
June	8.78	9.71	253,146
July	8.82	9.18	114,184
August	8.68	9.28	225,389
September	8.81	10.55	474,789
October	9.95	11.25	442,209
November	9.54	10.72	321,807
December	9.45	10.25	1,050,580
2013
January	9.70	10.22	316,882
February	9.54	10.23	322,947
TOTAL			4,378,588

ITEM VII – ESCROWED SHARES

There are no escrowed shares.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

ITEM VIII – RISK FACTORS

8.1

Industry Conditions

The exploration for and development of mineral deposits involve significant risks and while the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. All of the Company’s properties are in the exploration stage and the Company is presently not exploiting any of its properties and its future success will depend on its capacity to generate revenues from an exploited property.

The discovery of mineral deposits depends on a number of factors, including the professional qualification of its personnel in charge of exploration. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, as well as metal prices which are highly cyclical and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. In the event that the Company wishes to commercially exploit one of its properties, the exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. The Company’s operations will be subject to all the hazards and risks normally encountered in the exploration and development of mineral deposits. Mining operations generally involve a high degree of risk, including unusual and unexpected geologic formations.

There can be no guarantee that sufficient quantities of minerals will be discovered or that one of the Company’s properties will reach the commercial production stage. If the Company discovers profitable mineralization, the Company does not have sufficient financial means to bring a producing mine into operation. Considering that the Company has no properties with proven reserves and considering the aforementioned risk factors, it is unlikely that the Company will develop a profitable commercial operation in the near future.

8.2

Regulatory Matters

The Company’s mining activities are subject to governmental regulation. These activities can be affected at various levels by governmental regulation governing prospecting and development, price control, taxes, labour standards and occupational health, expropriation, mine safety, environmental protection and other matters. An excessive supply of certain minerals may arise from time to time due to the absence of a market for said minerals and to restrictions on exports.

Exploration and commercialization are subject to various federal, provincial and local laws and regulations relating to the protection of the environment. These laws impose high standards on the mining industry to monitor the discharge of wastewater and report the results of such monitoring to regulatory authorities, to reduce or eliminate certain effects on or into land, water or air, to progressively rehabilitate mine properties, to manage hazardous wastes and materials and to reduce the risk of worker accidents. A violation of these laws may result in the imposition of substantial fines and other penalties.

8.3

Permits, Licences and Approvals

The operations of the Company require licences and permits from various governmental authorities. The Company believes it holds or is in the process of obtaining all necessary licences and permits to carry on the activities, which it is currently conducting under applicable laws and regulations. Such licences and permits are subject to changes in regulations and in various operating circumstances. There can be no guarantee that the Company will be able to obtain all necessary licences and permits that may be required to maintain its mining activities, construct mines or milling facilities and commence operations of any of its exploration properties. In addition, if the Company proceeds to production on any exploration property, it must obtain and comply with permits and licences which may contain specific conditions concerning operating procedures, water use, the discharge of various materials into or on land, air or water, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to obtain such permits and licences or that it will be able to comply with any such conditions.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

8.4

Title to Property

Although the Company has taken reasonable measures to ensure proper title to its properties, there is no guarantee that title to any of its properties will not be challenged or impugned. Third parties may have valid claims underlying portions of the Company’s interests in its properties.

8.5

Competition

The Company’s activities are directed towards the exploration, evaluation and development of mineral deposits. There is no certainty that the expenditures to be made by the Company will result in discoveries of commercial quantities of mineral deposits. There is aggressive competition within the mining industry for the discovery and acquisition of properties considered to have commercial potential. The Company will compete with other interests, many of which have greater financial resources than it will have, for the opportunity to participate in promising projects. Significant capital investment is required to achieve commercial production from successful exploration efforts, and the Company may not be able to successfully raise funds required for any such capital investment.

8.6

Dependence on Management

The Company is dependent on certain members of management, particularly its President and its Vice-President Exploration and Acquisitions. The loss of their services could adversely affect the Company. Investors must rely on the Company’s directors and those who are unwilling to do so should refrain from investing in the Company.

Management of the Company rests with a few key employees, the loss of any of whom could have a detrimental effect on the Company’s operations.

8.7

Conflicts of Interest

Certain directors and officers of the Company also serve as directors and officers of other companies involved in natural resource exploration and development; consequently there is a possibility that such directors and officers will be in a position of conflict of interest. Any decision made by such directors and officers involving the Company will be made in accordance with their duties and obligation to deal fairly and in good faith with the Company and such other companies. In addition, such directors and officers will declare, and refrain from voting on, any matter in which such directors and officers may have a material conflict of interest.

8.8

Commercialization

The commercialization of minerals depends on a number of factors that are independent from the Company’s desire to proceed with said commercialization. These factors include market fluctuations and governmental regulations concerning prices, taxes, fees, authorized production, imports and exports. The exact effect of these factors cannot be accurately evaluated.

8.9

Uninsured Hazards

The Company could be held responsible for certain events including environmental pollution, cave-ins or other hazards against which a company such as Virginia Mines Inc. cannot insure or against which it may elect not to insure, taking into consideration the importance of the premiums or other reasons. The payment of amounts relating to liability of the aforementioned hazards could cause the loss of the Company’s assets.

8.10

Land Claim

A the present time, none of the properties in which the Company has an interest or an option to acquire an interest is the subject of an aboriginal land claim. However, no assurance can be provided that such will not be the case in the future.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

ITEM IX – DIRECTORS AND OFFICERS

The following table lists the Company’s Directors and Officers as of February 28, 2013.

Name and residence	Principal occupation	Director or Officer since	Number of shares	%
André Gaumond Lac Beauport (Qc)	President and CEO of the Company	November 30, 2005	865,927	2.7
André Lemire (1) (2) Toronto (On)	President of Lemvest Inc.	November 30, 2005	114,100	0.4
Paul Archer St-Augustin-de-Desmaures (Qc)	Vice-President, Exploration and Acquisitions, for the Company	March 23, 2006	100,000	0.3
Claude St-Jacques (2) Quebec (Qc)	President and Chairman of Société d’exploration minière Vior Inc.	November 30, 2005	40,625	0.1
Mario Jacob (1) (2) Lévis (Qc)	Managing Director and COO of NCP Investment Management	November 30, 2005	—	—
Pierre Labbé (1) Lévis (Qc)	Vice-President and CFO of Medicago Inc.	April 22, 2008	—	—
Robin Villeneuve Québec (Qc)	CFO of the Company	June 16, 2008	1,400	—

(1)

Member of the Audit Committee

(2)

Member of the Compensation and Nominating Committee

Unless the position becomes vacant, each director will fulfill its mandate until the next annual meeting, which is to be held on June 26, 2013, and until a successor is duly elected or named.

9.1

Biographical Notes

André Gaumond has been President and Chief Executive Officer and Director of the Company since November 30, 2005 and was President and Chief Executive Officer and Director of Virginia Gold Mines Inc. from June 1, 1996 to March 31, 2006. He was President and Director of Old Virginia Gold Mines from 1992 to 1996 and of Exploration Diabior Inc. from 1993 to 1996 (these companies merged to form Virginia Gold Mines Inc., predecessor to the Company, in June 1996). Mr. Gaumond is a geological engineer with a master’s degree in geological economics. He worked as a geologist for several organizations, including Noranda, SOQUEM and the government of Quebec. From 1987 to 1990, he was a mining analyst for financial institutions such as Pemberton Securities and Midland Walwyn. In 1990, he joined Corpomin Management as a technical and financial advisor, where he held a variety of senior, management positions within different mining exploration companies. In 1995, he was nominated President of the Quebec Prospectors Association. On behalf of Virginia’s team, he accepted the Quebec Prospector of the Year award in 1996-97 for the Company’s work in James Bay, and the Prix Ressources from the Quebec Order of Geologists in 2001. In 2004, Virginia was again awarded the title of Quebec Prospector of the Year in recognition of the Coulon and Éléonore projects. Mr. Gaumond received the title of Quebec Entrepreneur of the Year in 2005 for his achievement on the Éléonore project, and he was also named “Mining Man of the Year” in Canada by mining magazine “The Northern Miner”. In 2006 he was given the prestigious Canadian Prospector of the Year award from the Prospectors and Developers Association of Canada (PDAC). In 2007 he received the e3 (Environmental Excellence in Exploration) award in Quebec and the same award in 2008 in Canada. He is currently serving on the Board of the Prospectors and Developers Association of Canada (PDAC). Mr. Gaumond is also a member of several professional associations, among them the Quebec Order of Engineers.

André Lemire has been a Director of Virginia since June 1996. He became a Director and Chairman of the Board of the Company upon its incorporation on November 30, 2005. Mr. Lemire is also a member of the Audit Committee. Mr. Lemire holds a degree in Economics from the University of Ottawa. From 1972 to 1990, he held various executive positions with the brokerage firm of Levesque Beaubien Geoffrion Inc., notably Executive Vice-President and member of the Board of Directors. From February 1990 to January 1995, he was President and Director of Operations for Marleau, Lemire Securities Inc. In January 1995, he became Co-Chairman of the Board of Marleau, Lemire Securities Inc. and President of Marleau Lemire Inc. Mr. Lemire was appointed as Governor of the Montreal Stock Exchange for the period of 1994 to 1996. He is currently President of Lemvest Inc., a private holding company.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

Pierre Labbé has been a Director of the Company since April 22, 2008 and is the Chairman of the Audit Committee. Mr. Labbé is Vice-President, Chief Financial Officer and secretary of Medicago Inc., a position that he held from July 2004 to May 2007 and to which he returned to in May 2008; meanwhile, he was Chief Financial Officer of Plexmar Resources Inc. Before joining Medicago in 2004, Mr. Labbé was Vice-President of Finance and Secretary of Sequoia Minerals Inc. from December 2003 to June 2004, and of Mazarin Inc. from March 2000 to December 2003, while both companies were listed on the Toronto Stock Exchange. Prior to March 2000, he held management positions in accounting and finance notably at Coopers & Lybrand, now PricewaterhouseCoopers LLP, where he was involved in many acquisitions and public financing. Mr. Labbé holds a bachelor degree in business administration,  an accounting license and a certificate in corporate governance from Université Laval, Quebec City He is a member of the Ordre des comptables professionnels agréés du Québec, the Chartered Professionnal Accountants of Canada and the association of Certified Corporate Directors. Mr. Labbé has more than twenty years of experience in administration and finance.

Mario Jacob, ASC, has been a Director of the Company since November 30, 2005, and was a Director of Virginia from June 21, 2005 to March 31, 2006. He has been Managing Director and COO of NCP Investment Management since March 2012 and President and Director of Maximus Capital Inc., a consulting firm specialized in corporate financing and reorganization, since November 2003. He has been a lawyer and a member of the Barreau du Québec since 1995. He has been Secretary, since June, 2010 of Innovente Inc. (TSX Venture: IGE) and was Director of Innovente from July, 2010 to March, 2011. He has been Director of Cartier Resources Inc. (TSX Venture: ECR) since May, 2007. He has been president and director of the capital pool company, CJL Capital inc. (TSX Venture: CJL.P). He was Corporate Secretary of Plexmar Resources Inc. (TSX Venture: PLE) from September 2009 to November 2012. He was Director and Secretary of Power Tech Corporation Inc. (TSX Venture: PWB) from February, 2005 to October, 2010 and Director of Opsens Inc. (TSX Venture: OPS) from October, 2006 to August, 2010. He was Vice President and Director of LBJ Partners Inc., a private management corporation, from October, 2000 until November, 2003. He was partner at Flynn Rivard, lawyers, from January 1996 until October 2000.

Claude St-Jacques has been a Director of the Company since November 30, 2005, and was a Director of Virginia from June 3, 1996 to March 31, 2006. He was Director of Old Virginia Gold Mines Inc. from 1986 to 1996 and of Exploration Diabior Inc. from 1993 to 1996 (these companies merged in June 1996 to form the Company’s predecessor entity). He graduated from Laval University in 1982 and has been involved in the mining industry ever since. Mr. St-Jacques was General Manager of the Association des Prospecteurs du Québec from 1982 to 1984. He is President and Chairman of Société d’exploration minière Vior Inc., a company traded on the TSX Venture Exchange.

Paul Archer has been Vice-President, Exploration and Acquisitions of the Company since March 23, 2006, and was Vice-President, Exploration and Acquisitions of Virginia Gold Mines Inc. from June 1, 1996, to March 31, 2006. Mr. Archer is a geological engineer with a master’s degree in Earth Sciences and has over 30 years experience in the mining industry and more specifically in Archaean gold and base metal exploration. He has brought his experience to various mining companies such as Shell Minerals, Noranda, Northgate Explorations, Westminer Canada, and more recently to SOQUEM Inc., where he was General Manager for northern Québec between February 1993 and March 1996. He was President of the Association des prospecteurs du Québec in 1996 and 1997.

Robin Villeneuve was appointed Chief Financial Officer of the Company in June 2008. In the 13 preceding years, Mr. Villeneuve held positions with various levels of responsibility at AbitibiBowater, acting successively as Director of Financial Reporting and Manager, Controls and Manufacturing Accounting. He obtained a Bachelor’s Degree in Business Administration - major in Accounting, from Laval University, Quebec City, and is a member of the Ordre des comptables professionnels agréés du Québec, the Chartered Professional Accountants of Canada and the Association of Certified Corporate Directors.

9.2

Corporate Cease Trading or Bankruptcies

No director or executive officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company is, as of the date hereof, or has been within the ten years prior to the date hereof, a director or executive officer of any company (including the Company), that while that person was acting in that capacity:

Annual Information Form, May 13, 2013

Virginia Mines Inc.

-

was the subject of a cease trading order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

-

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

-

became, or within a year of a director or executive officer ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

9.3

Penalties and Sanctions

No director or executive officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company, has:

-

been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

-

been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

9.4

Personal Bankruptcy

No director or officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company, or a personal holding company of any such persons has, within ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or shareholder.

9.5

Conflicts of Interest

Certain directors and officers of the Company are officers, directors and shareholders of, or are associated with, other companies. Such associations may give rise to conflicts of interest from time to time. The directors are required by law, however, to act honestly and in good faith with a view to the best of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors are required to disclose any personal interest which they may have in any material transaction which is proposed to be entered into with the Company and to abstain from voting as a director for the approval of any such transaction.

ITEM X- PROMOTERS

Mr. André Gaumond is considered to be the promoter of Company due to his involvement in the Company and his management role. As at February 28, 2013, Mr. Gaumond held or exercised control over 865,927 common shares of the Company (approximately 2.7% of the Company’s shares issued and outstanding).

ITEM XI – AUDIT COMMITTEE INFORMATION

11.1

The Audit Committee Charter

A copy of the Audit Committee Charter is attached to this Annual Information Form as Schedule A:

Annual Information Form, May 13, 2013

Virginia Mines Inc.

11.2

Composition of the Audit Committee

The members of the Audit Committee are Pierre Labbé, Chairman of the committee, André Lemire, and Mario Jacob. All members are financially literate and independent members of the Audit Committee, as such terms are defined in Multilateral Instrument Respecting 52-110 Audit Committees (“MI 52-110”).

11.3

Relevant Education and Experience

Mr. Pierre Labbé, Chairman of the Audit Committee, holds a Bachelor's Degree in Business Administration and a license in accounting from Laval University, Quebec City. He is a member of the Ordre des comptables professionnels agréés du Québec and of the Chartered Professional Accountants of Canada. Mr. Labbé is fully qualified to perform as president and financial expert of the Audit Committee.

Mr. André Lemire earned his degree in Economics from the Ottawa University. He sat on the audit committee of various companies. Mr. Lemire has the level of financial expertise needed to fulfil its obligations as a member of the Company’s audit committee. Mr. Lemire was also Governor of the Montréal Stock Exchange from 1994 to 1996.

Mr. Mario Jacob is a lawyer by profession; however his practice has always been related to business financing. He has undertaken additional training with the specific objective of understanding all aspects of corporate finance. To this end, he successfully completed the course offered by the Canadian Securities Institute that led to his certification as an investment dealer. This training included all aspects related to the reading and understanding of the financial statements of a company. He also successfully completed the "Understanding and Analysis of Financial Statements" course offered by the Bar of Quebec. He has all the necessary requirements to carry out his role on the audit committee.

11.4

Reliance on Certain Exemptions

At no time since the commencement of the Company’s financial year ended February 28, 2013, has the Company relied on the exemption provided under sections 2.4, 3.2, 3.3, 3.4, 3.5 or 3.6 of MI 52-110 or an exemption granted under Part 3.8 of MI 52-110.

11.5

External Auditor Service Fees

The following table sets forth the fees paid to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the Company’s external auditors for services rendered for fiscal years 2013 and 2012.

Services	2013	2012
Audit fees	$136,151	$206,426
Fees related to the audit (1)	-	$16,151
Tax fees	$43,755	$16,460
TOTAL	$179,906	$239,037

(1) These fees represent aggregate fees billed for assurance and related services and IFRS consultation.

ITEM XII – LEGAL PROCEEDINGS AND OTHERS IN MATERIAL TRANSACTIONS

12.1

Legal Proceedings

There are no legal proceedings to which the Company is a party, or to which any of its properties are subject, nor are there any such proceedings known or contemplated, that are of a material nature.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

12.2

Regulatory Actions

During the year ended February 28, 2013 and as of the date hereof, there have been no penalties or sanctions imposed against the Company (i) by a court relating to securities legislation or by a securities regulatory authority or (ii) by a court of regulatory body that would likely be considered important to a reasonable investor making an investment decision in the Company. The Company has not entered into any settlement agreements with a court relating to securities legislation or with a securities regulatory authority during the fiscal year ended February 28, 2013 and as of the date hereof.

ITEM XIII – INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The information concerning the Interest of Management and Others in Material Transactions can be found in the Company’s Management Information Circular which was sent to shareholders in connection with the annual shareholders meeting of the Company to be held on June 26, 2013. A copy of the Management Information Circular can be found at www.sedar.com.

ITEM XIV – REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent of the Company is Canada Stock Transfer Company Inc., which maintains the shareholder register at its offices located at 2001 University Street, Suite 1600, Montreal, QC H3A 2A6.

ITEM XV – MATERIAL CONTRACTS

Over the fiscal year ended on February 28, 2013, the Company did not enter into any material contract. The Éléonore Royalty Agreement of March 31, 2006, is the only material contract still in force.

ITEM XVI – INTEREST OF EXPERTS

The following individuals have prepared and certified technical reports which have been described in this Annual Information Form in connection with the following properties:

•

Coulon — Tracy Armstrong, P.Geo., Eugene Puritch, P.Eng., Antoine Yassa, P.Geo., Mathieu Savard, B.Sc., P.Geo., and Josée-Anne Lévesque, B.Sc., Geologist in training;

•

Anatacau-Wabamisk — Francis Chartrand, Ph.D., P.Geo., Anne-Marie Beauchamp, B.Sc., Geologist in training, and Mathieu Savard, B.Sc., P.Geo.;

•

Lac Pau — Jérôme Lavoie, M.Sc., P. Eng.;

•

Nichicun — Isabelle Roy, B.Sc., P.Geo., and Rose-Anne Bouchard, Geologist in training;

•

Trieste — Isabelle Roy, B.Sc., P.Geo., and Rose-Anne Bouchard, Geologist in training;

•

Ashuanipi — Pascal Simard, B.Sc., Geologist in training, Simon Hébert, Geologist in training, and Paul Archer, M.Sc., Eng.

•

Baie Payne — Marc-Antoine Laporte, M.Sc., G.I.T., Circe Malo-Lalande, M.Sc.A., Eng. and Clément Dombrowski, M.Sc.A., Senior Geologist;

•

Lac Gayot — François Huot, Ph.D., P.Geo., and Pascal Simard, B.Sc., Geologist in training.

To the knowledge of management, the aforementioned individuals hold the following securities of the Company.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

Experts	Number of stock options	Percentage
Tracy Armstrong (1) (2)	-	-
Eugene Puritch (1) (2)	-	-
Antoine Yassa (1) (2)	-	-
Mathieu Savard (1)	77,500	3.53
Josée-Anne Lévesque	18,000	0.82
Francis Chartrand (1)	15,500	0.71
Anne-Marie Beauchamp	-	-
Jérôme Lavoie (1)	58,500	2.67
Isabelle Roy (1)	63,000	2.87
Rose-Anne Bouchard	2,500	0.11
Pascal Simard	28,000	1.28
Simon Hébert	5,000	0.23
Paul Archer (1) (3)	239,000	10.89
Marc-Antoine Laporte (1) (2)	-	-
Circe Malo-Lalande (1) (2)	-	-
Clément Dombrowski (1) (2)	-	-
François Huot (1)	63,000	2.87

(1) Qualified persons as defined by NI-43-101.

(2) None of these authors are currently expected to be elected, appointed or employed as a director, officer or employee of the Company.

(3) As disclosed in the Item IX – Directors and Officers, Paul Archer holds 100,000 shares of the Company.

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an external auditors, has confirmed to the Company that it is independent within the meaning of the Rules of Professional Conduct of the Ordre des Comptables agréés du Québec. These rules are equivalent or similar to Rules of Professional Conduct applicable to chartered accountants in the other provinces of Canada.

ITEM XVII – ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, Corporate Governance, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Company’s Management Information Circular prepared in connection with the Company’s Annual Meeting of Shareholders to be held on June 26, 2013. Additional financial information is provided in the Company’s financial statements and MD&A for the fiscal year ended February 28, 2013. A copy of such documents may be obtained, upon request, from the Chief Financial Officer of the Company.

Upon request, the Company will provide you with:

-

One copy of the Company’s Annual Information Form, together with one copy of any document, or the pertinent pages of any document incorporated by reference in the Annual Information Form;

-

One copy of the Company’s comparative financial statements for its most recently completed financial year for which financial statements have been filed, together with the accompanying report of the auditor, and one copy of the most recent interim financial statements of the Company that have been filed, if any, for any period after the end of its most recently completed financial year;

-

One copy of the Management Information Circular of the Company in respect of its most recent annual meeting of shareholders that involved the election of directors; and

-

When securities of the Company are in the course of a distribution pursuant to a short form prospectus or preliminary short form prospectus, one copy of any other documents that are incorporated by reference into the short form prospectus or preliminary short form prospectus not otherwise referred to herein.

Additional information relating to the Company is available on SEDAR at www.sedar.com.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

SCHEDULE A

AUDIT COMMITTEE CHARTER

1.

Goals and general objectives

The audit committee members are selected among the board of directors of Virginia Mines Inc. (the “Company”). The Audit Committee (the “Committee”) will assist the board of directors (the “Board”) in fulfilling its oversight responsibilities for:

•

the integrity of the Company’s financial statements;

•

the Company’s compliance with legal and regulatory requirements;

•

the independent auditor’s qualifications and independence;

•

the performance of the Company’s independent auditors and internal audit function;

•

the Company’s system of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by the Company.

The Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels. In exercising its functions, the Committee maintains open communication among the Board, the management as well as with the internal and external auditors.

2.

Powers

The Board authorizes the Committee to investigate into any matters within the scope of its responsibilities and is empowered to:

•

ask for information when needed to:

-

all employees (and all employees are directed to cooperate when the Committee makes a request)

-

third parties

•

obtain legal or other counsel from outside professionals; and

•

invite, when deemed necessary, the directors of the Company to participate in meetings.

The Company will provide appropriate funding, as determined by the Committee, for compensation to the independent auditor, to any advisors that the Committee chooses to engage, and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

3.

Organization

Members

3.1

The Committee is comprised of three (3) members, all of whom do not hold any direct management position within the Company and those members are named by the Board.

Each committee member will be a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

3.2

All members must be financially literate. The definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues than can reasonably be expected to be raised by the Company’s financial statements. The Board will determine whether at least one member of the committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC. Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs, including those conducted by the Company or outside consultants.

3.3

The mandate of the members is for one year, automatically renewable, unless otherwise instructed or upon resignation. Unless a chairperson is elected by the full board, the members of the committee may designate a chairperson by majority vote.

3.4

Quorum for all meetings will be two members.

3.5

The secretary of the Committee will be the Company secretary or any other person nominated by the Committee.

Attendance in meetings

3.6

If deemed necessary, the Committee may invite other people (such as the Chief Executive Officer and the Chief Financial Officer) to participate in the meetings.

3.7

A part of its responsibility to foster open communication, the Committee will meet periodically with management and the independent auditor in separate executive sessions and when appropriate to present their reports.

3.8

The Committee will meet periodically as required to fulfill its obligations either telephonically or by other means. Special meetings may be held when needed either telephonically or by other means.

3.9

Each regularly scheduled meeting will conclude with an executive session of the Committee members.

3.10

Brief minutes of each meeting must be recorded.

4.

Roles and responsibilities

In the scope of its mandate, the Committee:

4.1

reviews this charter periodically, at least annually, and recommends to the Board any necessary amendments.

4.2

must periodically report on the results of examination of the business and makes recommendations to the Board.

External Audit

4.3

The Committee establishes methods to ensure the independence and qualifications of the external auditor, namely:

i)

makes recommendations to the Board in relation to the nomination of the external auditor for the purposes of establishing or delivering an audit report or providing any other auditing services. The Committee will also make recommendations in relation to the remuneration of the external auditor. The nomination will be put forward for shareholders’ approval at the annual meeting;

Annual Information Form, May 13, 2013

Virginia Mines Inc.

ii)

ensures that the external auditor operates independently from the Board and the Committee. It could recommend, if required, the dismissal of the external auditor;

iii)

examines yearly and discusses the external auditor’s report, detailing all elements that could have an effect upon its independence, and including all services performed and fees submitted by the external auditor. The external auditor could be invited to participate in this discussion, if necessary;

iv)

when a change of external auditor is foreseen, examines all questions related to this change, notably those relative to information that must contain a notice of change of auditor as promulgated by applicable rules and regulations, and the steps that must be followed to permit an orderly transition;

v)

whether or not a change in external auditor is foreseen, examines systematically the events to declare conforming to those rules and regulations (disagreements, questions out of order and consultations);

vi)

examines and approves the hiring policies for employees or former employees of the external auditor;

Other

i)

The external auditor reports directly to the Committee.

ii)

The auditor’s report should be used to evaluate the independent auditor’s qualifications, performance, and independence. Furthermore, the Committee will review the experience and qualifications of the lead partner and other senior members of the independent audit team each year to determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed.

iii)

The Committee oversees the resolution of disagreements between management and the external auditor if they arise;

iv)

As some services provided by the auditor are not compatible with their independence or the appearance of such independence, the Committee reviews and pre-approves both audit and non-audit services to be provided by the independent auditor. The authority to grant pre-approvals may be delegated to one or more designated members of the Committee whose decisions will be presented to the full Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports.

Financial Information

4.4

The Committee supervises the audit process, establishes the means and the disclosure of the financial information, in particular:

i)

the instigation of an internal control system, surveillance of the system’s application, the review of the integrity of the organization’s financial reporting processes and internal control structure and the verification of the accuracy of the financial information to be divulged;

ii)

meetings with the independent auditor and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, the Form 40-F and any other filing with regulatory authorities or press release related to the financial results;

iii)

reviewing of all documents with financial information, verified or not, before their publication;

iv)

reviewing of the audit plan with the external auditor and management;

Annual Information Form, May 13, 2013

Virginia Mines Inc.

v)

assessing, along with management and the external auditor, of the proposed changes relative to general accounting principals and critical accounting policies, assessing the impact of risks and uncertainties as well as management’s estimates and important decisions that could have a significant effect on the financial information. The Committee will discuss all alternatives treatments that have been discussed with management;

vi)

questioning the management and the external auditor on important issues pertaining to financial information that has been discussed during the course of the last fiscal period, and suggesting solutions. The Committee will also discuss the schedule of unadjusted differences;

vii)

studying problems encountered by the external auditor during the audit, in particular those arising because of restrictions imposed by management or on significant accounting questions where there is disagreement with management;

viii)

reviewing the annual financial statements and the external auditor’s report and obtains explanations from management on all significant differences compared to other periods;

ix)

assessing the post-audit letter or the letter of recommendations from the external auditor as well as management’s response and the actions taken in reaction to the recommendations;

x)

where applicable, reviewing management’s assertion on its assessment of the effectiveness of internal control as of the end of the most recent fiscal year, assessing the external auditor’s evaluation of internal controls as well as the response of management;

xi)

reviewing, when applicable, the treasurer’s reports, management’s response and the actions taken in reaction to the recommendations;

xii)

reviewing the nomination of the person in management responsible for financial matters and that of all other persons with similar functions who participate in the process of the disclosure of financial information;

xiii)

ensuring that adequate procedures are in place to review Company’s public disclosure of financial information extracted or derived from its financial statements and periodically assessing the adequacy of those procedures;

xiv)

being informed, through the external and internal auditors, of any weakness in the systems that could cause errors or deficiencies in financial reporting or deviations from the accounting policies of the Company or from applicable laws and regulations;

xv)

reviewing the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the financial statements of the Company;

xvi)

reviewing and approval of all related-party transactions, defined as those transactions required to be disclosed.

Complaints

4.5

Establishing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

4.6

Establishing procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

Code of Ethics

4.7

Establishing, reviewing, and updating periodically a code of business conduct and ethics and determining whether management has established a system to enforce this code.

Annual Information Form, May 13, 2013

Virginia Mines Inc.

4.8

Determining whether the code is in compliance with all applicable rules and regulations.

4.9

Reviewing management’s monitoring of the Company’s compliance with its code of business conduct and ethics, and determining whether management has the proper review system in place such that the Company’s financial information disseminated to governmental organizations and the public satisfy legal requirements.

Other

4.10

Reviewing, with the Company’s counsel, legal compliance matters, including corporate securities trading policies.

4.11

Reviewing, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

4.12

Discussing policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

4.13

Conducting an annual performance assessment relative to the Committee’s purpose, duties, and responsibilities outlined herein.

4.14

Preparing Committee’s report to be included in the Company’s annual proxy statement, as required by SEC Regulations.

4.15

Performing any other activities consistent with this charter, the Company’s bylaws, and governing law, as the Board deems necessary or appropriate.

SCHEDULE B

VIRGINIA MINES INC.

Virginia's Major Properties (2012-2013)

74°00' W
72°00' W
70°00' W
54°00' N
53°00' N
N
BAIE PAYNE PROPERTY
Radisson
QUEBEC
Chibougamau
LAC GAYOT PROPERTY
COULON PROPERTY
LAC PAU PROPERTY
NICHICUN PROPERTY
ASHUANIPI PROPERTY
TRIESTE PROPERTY
ANATACAU-WABAMISK PROPERTY
NTS 33 O
NTS 33 P
NTS 23 M
NTS 23 N
NTS 33 J
NTS 33 I
NTS 33 K
NTS 23 L
Radisson
LG-3 Airport
LG-4 Airport
Trans-Taiga road
NTS 33 G
NTS 33 F
NTS 33 H
NTS 23 E
NTS 33 C
NTS 33 B
NTS 33 A
NTS 23 D
NTS 23 C
0
50
100
Kilometers
Virginia's Claims
2013/03/20